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                                                                       EXHIBIT 2

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            MICRON ELECTRONICS, INC.,

                         IMAGINE ACQUISITION CORPORATION

                                       AND

                                 INTERLAND, INC.



                                 MARCH 22, 2001










CONFIDENTIAL

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
ARTICLE I    THE MERGER.....................................................................................1

    1.1      The Merger; Effective Time.....................................................................1

    1.2      Closing........................................................................................2

    1.3      Effect of the Merger...........................................................................2

    1.4      Certificate of Incorporation; Bylaws; Parent Name Change; Offices..............................2

    1.5      Directors and Officers of Surviving Corporation; Directors of Parent...........................2

    1.6      Effect on Capital Stock........................................................................3

    1.7      Exchange of Certificates.......................................................................6

    1.8      No Further Ownership Rights in Company Common Stock............................................9

    1.9      Restricted Stock...............................................................................9

    1.10     Tax Consequences..............................................................................10

    1.11     Taking of Necessary Action; Further Action....................................................10

    1.12     Payments of Excess Cash or Net Proceeds by Parent.............................................10

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF COMPANY.....................................................16

    2.1      Organization; Subsidiaries....................................................................16

    2.2      Company Capitalization........................................................................17

    2.3      Obligations With Respect to Capital Stock.....................................................19

    2.4      Authority; Non-Contravention..................................................................20

    2.5      SEC Filings; Company Financial Statements.....................................................21

    2.6      Absence of Certain Changes or Events..........................................................22

    2.7      Taxes.........................................................................................22

    2.8      Title to Properties...........................................................................24

    2.9      Intellectual Property.........................................................................24

    2.10     Compliance with Laws..........................................................................28

    2.11     Litigation....................................................................................28

    2.12     Employee Benefit Plans........................................................................29

    2.13     Environmental Matters.........................................................................33

    2.14     Certain Agreements............................................................................33

    2.15     Brokers' and Finders' Fees....................................................................35

    2.16     Insurance.....................................................................................35

    2.17     Disclosure....................................................................................35

    2.18     Board Approval................................................................................36

    2.19     Fairness Opinion..............................................................................36
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
    2.20     Takeover Statutes and Rights Agreement Not Applicable.........................................36

    2.21     Affiliates....................................................................................36

    2.22     Supplier and Customer Relationships...........................................................36

    2.23     Product and Service Quality...................................................................36

    2.24     Disruptions...................................................................................37

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......................................37

    3.1      Organization of Parent, Merger Sub and other Subsidiaries.....................................38

    3.2      Parent and Merger Sub Capitalization..........................................................38

    3.3      Obligations With Respect to Capital Stock.....................................................40

    3.4      Authority; Non-Contravention..................................................................41

    3.5      SEC Filings; Parent Financial Statements......................................................42

    3.6      Absence of Certain Changes or Events..........................................................43

    3.7      Taxes.........................................................................................43

    3.8      Title to Properties...........................................................................45

    3.9      Intellectual Property.........................................................................45

    3.10     Compliance with Laws..........................................................................47

    3.11     Litigation....................................................................................48

    3.12     Employee Benefit Plans........................................................................48

    3.13     Environmental Matters.........................................................................52

    3.14     Certain Agreements............................................................................52

    3.15     Brokers' and Finders' Fees....................................................................53

    3.16     Disclosure....................................................................................54

    3.17     Board Approval................................................................................54

    3.18     Fairness Opinion..............................................................................54

    3.19     Insurance.....................................................................................54

    3.20     Supplier and Customer Relationships...........................................................55

    3.21     Product and Service Quality...................................................................55

    3.22     Disruptions...................................................................................55

ARTICLE IV   CONDUCT PRIOR TO THE EFFECTIVE TIME...........................................................56

    4.1      Conduct of Business by Company................................................................56

    4.2      Conduct of Business by Parent.................................................................58

ARTICLE V    ADDITIONAL AGREEMENTS.........................................................................61
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
    5.1      Proxy Statement/Prospectus; Registration Statement; Antitrust and Other Filings...............61

    5.2      Meeting of Company Shareholders...............................................................62

    5.3      Meeting of Parent Shareholders................................................................64

    5.4      No Solicitation...............................................................................65

    5.5      Confidentiality; Access to Information........................................................67

    5.6      Public Disclosure.............................................................................67

    5.7      Reasonable Efforts; Notification..............................................................67

    5.8      Third Party Consents..........................................................................68

    5.9      Stock Options; ESPP; Warrants.................................................................69

    5.10     Form S-8......................................................................................70

    5.11     Indemnification...............................................................................70

    5.12     Parent Shareholder Approval Matters...........................................................71

    5.13     Nasdaq Listing................................................................................71

    5.14     Letters of Accountants........................................................................71

    5.15     Takeover Statutes.............................................................................71

    5.16     Certain Employee Benefits.....................................................................71

    5.17     Tax Matters...................................................................................72

    5.18     Bridge Loan Credit Facility...................................................................72

    5.19     Parent Ownership of Company Capital Stock.....................................................73

    5.20     Anti-takeover Measures........................................................................73

    5.21     Registration Rights...........................................................................73

ARTICLE VI   CONDITIONS TO THE MERGER......................................................................73

    6.1      Conditions to Obligations of Each Party to Effect the Merger..................................73

    6.2      Additional Conditions to Obligations of Company...............................................74

    6.3      Additional Conditions to the Obligations of Parent and Merger Sub.............................75

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER.............................................................77

    7.1      Termination...................................................................................77

    7.2      Notice of Termination; Effect of Termination..................................................79

    7.3      Fees and Expenses.............................................................................79

    7.4      Amendment.....................................................................................81

    7.5      Extension; Waiver.............................................................................81

ARTICLE VIII GENERAL PROVISIONS............................................................................81
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
    8.1      Non-Survival of Representations and Warranties................................................81

    8.2      Notices.......................................................................................82

    8.3      Interpretation; Certain Defined Terms.........................................................83

    8.4      Counterparts..................................................................................84

    8.5      Entire Agreement; Third Party Beneficiaries...................................................84

    8.6      Severability..................................................................................84

    8.7      Other Remedies; Specific Performance..........................................................85

    8.8      Governing Law.................................................................................85

    8.9      Rules of Construction.........................................................................85

    8.10     Assignment....................................................................................85

    8.11     Waiver Of Jury Trial..........................................................................85
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INDEX OF EXHIBITS
Exhibit A            The Voting Agreement

Schedule 1.6(a)(ii)  Exchange Ratio Adjustment Schedule

Schedule 1.6(b)      NAC Reserve Estimate

Exhibit 5.18A        Bridge Loan and Security Agreement

Exhibit 5.18B        Form of Promissory Note

Exhibit 5.20A        Amended Registration Rights Agreement

Exhibit 5.20B        New Registration Rights Agreement

Exhibit 6.2(g)(1)    MTI Shareholder Agreement

Exhibit 6.2(g)(2)    Shareholder Agreement
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                          AGREEMENT AND PLAN OF MERGER


      This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of March 22, 2001, among Micron Electronics, Inc., a Minnesota corporation ("PARENT"), Imagine Acquisition Corporation, a Delaware corporation and a wholly owned first-tier subsidiary of Parent ("MERGER SUB"), and Interland, Inc., a Georgia corporation ("COMPANY").

                                    RECITALS

      A. The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into Company (the "MERGER") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW") and the applicable provisions of the Georgia Business Corporation Code ("GEORGIA LAW"). Upon the effectiveness of the Merger, all the outstanding Common Stock and Common Stock equivalents of Company will be converted into Common Stock and Common Stock equivalents of Parent, all in the manner and on the basis determined herein.

      B. For United States federal income tax purposes, the Merger is intended to qualify as a "reorganization" pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"). For accounting purposes, the Merger is intended to be accounted for as a "purchase" under United States generally accepted accounting principles ("GAAP").

      C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Ken Gavranovic and certain other affiliates of Company, will enter into, pro rata with respect to that number of shares of Common Stock of Company as will in aggregate represent 38% of the outstanding shares of Company Common Stock as of the date of the Company shareholder meeting to approve the Merger, and Micron Technology, Inc., a Delaware corporation ("MTI"), the majority stockholder of Parent, will enter into, with respect to all of its shares of Common Stock of Company, a Voting Agreement in the form of EXHIBIT A (the "VOTING AGREEMENT").

      In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:


                                    ARTICLE I
                                   THE MERGER

      1.1. THE MERGER; EFFECTIVE TIME. A Certificate of Merger containing only the information required by Section 251(d) of the Delaware Law (the "DELAWARE CERTIFICATE OF MERGER") will be filed with the Secretary of State of the State of Delaware as soon as practicable after the Closing (as defined in Section 1.2 below). Articles of Merger containing only the information required by Section 14-2-1105 of the Georgia Law (the "GEORGIA ARTICLES OF MERGER") will be filed with the Secretary of State of the State of Georgia as soon as practicable after the Closing (as defined in Section 1.2 below). The effective time of the Merger ("EFFECTIVE


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TIME") will occur upon the filing of both the Delaware Certificate of Merger with the Delaware Secretary of State and the Georgia Articles of Merger with the Georgia Secretary of State, or upon such other date as the parties hereto may mutually agree. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into Company in a statutory merger pursuant to this Agreement and in accordance with applicable provisions of Delaware Law and Georgia Law, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

      1.2 CLOSING. The closing of the Merger (the "CLOSING") shall take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

      1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law and Georgia Law. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of Company and Merger Sub, and shall be subject to all debts, liabilities and duties of Company and Merger Sub.

      1.4   CERTIFICATE OF INCORPORATION; BYLAWS; PARENT NAME CHANGE; OFFICES.

            (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation.

            (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

            (c) At the Effective Time, the Articles of Incorporation of Parent shall be amended to change the name of Parent to "Interland, Inc."

            (d) For a period of at least eighteen months after the Effective Time, the executive offices of the Parent shall be based in Atlanta, Georgia.

      1.5 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION; DIRECTORS OF PARENT. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Company immediately prior to the Effective Time, until their respective successors are duly appointed. Parent shall submit for shareholder approval at the Parent Shareholder Meeting:

            (a) a proposal to increase the size of Parent's Board of Directors from five to eight and to amend Parent's Bylaws (the "PARENT BYLAW AMENDMENT") to (i) provide that all


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directors shall hold office for a period of not less than two years after the
Effective Time, (ii) permit the removal of directors only for cause during such two year period, and (iii) effective after the expiration of such initial two year term, change the term of all directors to an indefinite term and permit removal with or without cause, and (iv) authorize the Board of Directors to decrease the size of the Board of Directors; and

            (b) a proposal (the "PARENT APPOINTMENT CONFIRMATION") to elect three individuals to fill the newly created director positions, two of whom shall be selected by Company and one of whom shall be selected jointly by Parent and Company (collectively, such three nominees are the "NEW DIRECTORS").

            One of the New Directors designated by Company shall agree in writing as of Closing to resign in the event that the Company Parties to the Shareholder Agreement (as defined below) collectively sell or transfer (other than to family members or trusts for the benefit thereof) in excess of 20% of the aggregate amount of Parent stock they beneficially own immediately after the Effective Time or in the event that after the Effective Time Parent issues in one or more acquisitions in excess of an aggregate of 20% of the aggregate amount of shares of Parent Common Stock outstanding immediately following the Effective Time.


      1.6 EFFECT ON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

            (a)   CONVERSION OF COMPANY COMMON STOCK; EXCHANGE RATIO;
ADJUSTMENT.

                  (i) Subject to Section 1.6(a)(ii) and Section 1.6(f), each share of common stock, no par value per share, of Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c), will be canceled and extinguished and automatically converted into the right to receive 0.861 (the "EXCHANGE RATIO") shares of common stock, par value $0.01 per share, of Parent ("PARENT COMMON STOCK") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7.

                  (ii) In the event that Parent's cash and Cash Equivalents (as defined below) at Closing (after deducting the amount of the NAC Reserve (as defined below)) ("NET AVAILABLE CASH") are collectively less than an amount equal to (x) two hundred million dollars ($200,000,000.00) LESS (y) the Aggregate Bridge Loan Amount (as defined in Section 5.18) ("NET AVAILABLE CASH MINIMUM"), then the Exchange Ratio shall be adjusted as provided in SCHEDULE 1.6(a)(II).

                  (iii) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.7(e).

                  (iv) Unless otherwise stated all references in this Agreement to Company Common Stock shall be deemed to include the associated preferred share purchase


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rights ("RIGHTS") issued pursuant to the Preferred Share Rights Agreement dated as of July 12, 2000 (the "RIGHTS AGREEMENT") between the Company and SunTrust Bank as Rights Agent.

                  (v) As used herein, the term "CASH EQUIVALENTS" shall mean all investments by Parent in cash legal tender of the United States and in any one or more of the following: (A) marketable obligations issued or guaranteed by the United States of America or by any agency of the United States of America, and maturing not later than 90 days from the date of acquisition thereof, (B) commercial paper that has the highest credit rating by Standard & Poor's Corporation or Moody's Investors Service, Inc., and that matures not later than 90 days from the date of acquisition thereof and (C) time deposits maturing not later than 90 days from the date of creation thereof with, including negotiable certificates of deposit and banker's acceptances issued by or drawn on, a United States commercial bank or trust company or a bank or trust company chartered or organized under the laws of Canada, which has capital and surplus of at least $500,000,000, including without limitation, any such deposits in Eurodollars issued by a foreign branch of any such bank or trust company; provided, however, that any of the foregoing that were acquired after the date of this Agreement by means of indebtedness shall, to the extent of any such indebtedness, be deemed for purposes of this Section 1.6 not to be cash or Cash Equivalents.

            (b) As used herein, the "NAC RESERVE" shall be equal to a reserve, determined as provided in this Section 1.6(b) in accordance with GAAP, equal to the aggregate of all Non-Hosting GAAP Liabilities (as defined in Section 1.12) as of the Closing Date, net of related estimated tax refunds associated with the PC Business or the SpecTek business or the sale or discontinuance thereof, an estimate of which NAC Reserve is set out on SCHEDULE 1.6(b). By May 15, 2001, Parent shall prepare (and provide to Company and a disinterested "Big 5" accounting firm of Company's choosing ("COMPANY AUDITOR"), an initial comprehensive, detailed analysis and calculation of the NAC Reserve and of each Non-Hosting GAAP Liability included therein, as applicable under various potential alternative courses of action ("EXPENSE PLAN"). Thereafter, Parent's auditors, PricewaterhouseCoopers LLP ("PWC"), as a part of its review of Parent's balance sheet for the most recent month ending at least 25 days prior to the Closing Date ("BASE BALANCE SHEET"), and the Expense Plan, shall review the reserves for Non-Hosting GAAP Liabilities included in the Base Balance Sheet (the "AUDITOR APPROVED NAC RESERVES"). In the event the Parent believes that the Auditor Approved NAC Reserves, are, or will as of the Closing Date be, incomplete or inadequate to cover all Non-Hosting GAAP Liabilities as of the Closing Date, then Parent may increase the Auditor Approved NAC Reserves (such updated reserves, the "UPDATED NAC RESERVES"). The Auditor Approved NAC Reserves, or if applicable in lieu thereof the Updated NAC Reserves, are herein referred to as the "PARENT ESTIMATED NAC RESERVES". Company, and the Company Auditor, acting at Company's expense but with Parent's cooperation, will work cooperatively and concurrently with Parent and PWC throughout the process of the review of the Expense Plan and the Base Balance Sheet so as to be in a position to assess the adequacy of the Parent Estimated NAC Reserves within ten (10) days after the Parent Estimated NAC Reserves are available. In the event that Company reasonably determines, based on advice of the Company Auditor, that the Parent Estimated NAC Reserves are in aggregate at least $5,000,000 different than the aggregate of all Non-Hosting GAAP Liabilities as of the Closing Date, then Company may, within ten (10) days after Parent advises Company in writing of the Parent Estimated NAC Reserves and the method of calculation thereof ("PARENT NOTICE"), object, by written notice delivered to Parent ("OBJECTION


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NOTICE"), to the adequacy of the Parent Estimated NAC Reserves and provide
Company's own estimate of an aggregate reserve amount sufficient to satisfy the aggregate of all Non-Hosting GAAP Liabilities as of the Closing Date ("COMPANY ESTIMATED NAC RESERVES"). Both the Parent Notice and the Objection Notice shall be sufficiently detailed to permit an independent auditor to evaluate and confirm the accuracy of the included estimate of NAC Reserves. After issuance and receipt of an Objection Notice, Parent and Company senior management shall for a period of ten (10) days discuss in good faith and attempt to reach resolution on whether the Parent Estimated NAC Reserves or the Company Estimated NAC Reserves more accurately reflects the aggregate of all Non-Hosting GAAP Liabilities as of the Closing Date, and in that context either party may retain its original reserves estimate or modify its estimate of reserves in writing (in either case, the "MODIFIED ESTIMATES"). If the parties are unable to reach agreement, the dispute shall be submitted to binding arbitration in Boise, Idaho, under the Expedited Commercial Arbitration Rules of the American Arbitration Association (or other mutually agreed procedures that can be resolved within the timeframes herein mentioned). A third, independent, mutually agreeable disinterested "Big 5" accounting firm (or a partner thereof if the firm cannot so serve) shall be selected as arbitrator and the parties shall deliver to such party each party's Modified Estimates along with all written arguments or documentation supporting the adoption of such party's Modified Estimates. The arbitrator's sole determination shall be as to the proper amount of the NAC Reserve in accordance with this Agreement. Within 45 days of the appointment of such arbitrator, under the rules of the American Arbitration Association and the law of the State of Delaware (exclusive of that body of law dealing with choice of law), the arbitrator shall adopt one of the Modified Estimates as his or her final binding decision and award (the "AWARD"). The parties will reasonably cooperate to enable the arbitrator to reach resolution within that time frame. Any judgment upon the Award rendered by the arbitrator within such 45 day period will be binding on the parties hereto and may be entered in any court having jurisdiction over the subject matter thereof. In the event an arbitration award is not issued within such 45 day period, Parent may in its sole discretion elect, by written notice to Company, to unilaterally advance from November 30, 2001 to September 30, 2001 the termination date provided for in Section 7.1(b) ("TERMINATION DATE ADJUSTMENT"). Company and its representatives shall have reasonable access to the information, documents and work papers of both Parent and PWC related to the determination and confirmation of the NAC Reserve, as well as the right to ask questions and receive answers of personnel of such entities involved with such determination and confirmation in a timely manner, and Parent shall have the same rights as Company to understand the basis for the Company Estimated NAC Reserves. The arbitrator shall be compensated for his or her services by the parties jointly at a rate to be determined by the parties or by the American Arbitration Association. Each party will bear its own costs and attorneys fees of any dispute under this Section. The arbitrator's decision under this Section shall include findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and shall deliver such documents to each party to this Agreement along with a signed copy of the arbitrator's Award. Nothing in this
Section 1.6 shall be deemed to prevent either party from obtaining injunctive or declaratory relief.

            (c) CANCELLATION OF COMPANY-OWNED AND PARENT-OWNED STOCK. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

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            (d)   STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLAN; WARRANTS. At the
Effective Time, all options to purchase Company Common Stock then outstanding under Company's Stock Incentive Plan (the "COMPANY STOCK OPTION PLAN") shall be assumed by Parent in accordance with Section 5.9 of this Agreement. Rights outstanding under Company's Employee Stock Purchase Plan (the "COMPANY ESPP") shall be treated as set forth in Section 5.9 of this Agreement. At the Effective Time, all warrants to purchase Company capital stock then outstanding shall be assumed by Parent in accordance with Section 5.9 of this Agreement.

            (e) CAPITAL STOCK OF MERGER SUB. Each share of common stock, par value $0.01 per share, of Merger Sub (the "MERGER SUB COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

            (f) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

      1.7.  EXCHANGE OF CERTIFICATES.

            (a) EXCHANGE AGENT. Parent shall select an institution reasonably acceptable to Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

            (b) EXCHANGE FUND. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this
Article I, the shares of Parent Common Stock (such shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, are hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock.

            (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("CERTIFICATES") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7(e) and any dividends or distributions payable pursuant to
Section 1.7(d). No interest will be paid or accrued on any cash in lieu of fractional shares of Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

            (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the holders of certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.7(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

            (e) FRACTIONAL SHARES. (i) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent pursuant to Section 1.7(b), over (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 1.7(c) (such excess, the "EXCESS SHARES"). Following the Effective Time, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the Nasdaq Stock Market in the manner set forth in paragraph (ii) of this Section 1.7(e).

                  (ii) The sale of the excess shares by the Exchange Agent shall be executed on the Nasdaq Stock Market and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all commercially reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock. The Exchange Agent will determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock in accordance with the terms of Section 1.7(c).

                  (iii) Notwithstanding the provisions of paragraphs (i) and
(ii) of this Section 1.7(e), Parent may decide, at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such paragraphs, that Parent shall pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of Company Common Stock the amount such holder would have received pursuant to Section 1.7(e)(ii) assuming that the sales of Parent Common Stock were made at a price equal to the average of the closing prices of the Parent Common Stock on the Nasdaq Stock Market for the ten consecutive trading days immediately following the Effective Time and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this paragraph (iii). In such event, Excess Shares shall not be issued or otherwise transferred to the Exchange Agent pursuant to Sections 1.7(c) or
(e).

            (f) REQUIRED WITHHOLDING. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

            (g) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d); PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving

Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

            (h)   NO LIABILITY. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (i) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 1.7(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 1.7(d), in each case, without any interest thereon.

      1.8 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.7(d) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

      1.9 RESTRICTED STOCK. If any shares of Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares ("COMPANY RESTRICTED STOCK") may be forfeited or repurchased by the Company upon any termination of the shareholders' employment, directorship or other relationship with the Company (and/or any affiliate of the Company) under the terms of any restricted stock purchase agreement or other agreement with the Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the shares of Parent Common Stock issued upon the conversion of such shares of Company Common Stock in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. A listing of the holders of Company Restricted Stock, together with the number of shares and the vesting schedule of Company Restricted Stock held by each together with a list of any unvested shares subject to accelerated vesting by virtue of the Merger or termination following the Merger, is set forth in Part
1.9 of the Company Disclosure Letter. Nothing in this Section 1.9 shall be deemed to amend or modify any of the terms of any such restricted stock purchase agreement or other agreement, or to prevent any accelerated vesting by virtue of the Merger or termination following the Merger otherwise provided for in any such restricted stock purchase agreement or other agreement.

      1.10 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

      1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

      1.12  PAYMENTS OF EXCESS CASH OR NET PROCEEDS BY PARENT.

      For purposes of this Section 1.12, the following terms shall have the following meanings:

      "AUDITED CLOSING BALANCE SHEET" means the audited consolidated balance sheet of Parent as of the Effective Time, prepared on a basis reasonably consistent with Parent's most recent audited quarterly consolidated balance sheet contained in the Parent SEC Reports, which has been reviewed and approved by Parent's auditors.

      "AUDITED CLOSING BALANCE SHEET NON-HOSTING GAAP LIABILITIES" shall mean an amount equal to all Non-Hosting GAAP Liabilities shown on the Audited Closing Balance Sheet (whether included in reserves for discontinued operations or other items on the face of the Closing Balance Sheet).

      "DISPOSITION" shall mean a sale, transfer or other disposition, liquidation or winding up, in one or a series of transactions of all or substantially all of Parent's PC Business or all or substantially all of the assets used in the PC Business.

      "ESCROW" shall mean that certain escrow established pursuant to Section 1.12(a) pursuant to which any Excess Cash or Net Proceeds will be retained until the Escrow Release Date to ensure Parent's ability to make any Escrow Payments.

      "ESCROW LIABILITIES" shall mean any Audited Closing Balance Sheet Non-Hosting GAAP Liabilities or any Post-Closing Non-Hosting GAAP Liabilities.

      "ESCROW PAYMENT" shall mean any payment from Escrow to pay for any Escrow Liabilities.

      "ESCROW RELEASE DATE" shall mean the date that is six months after the Closing Date.

      "EXCESS CASH" shall mean an amount equal to the sum of (A) the amount of Parent's cash and Cash Equivalents reflected on the Audited Closing Balance Sheet, LESS (i) the amount of any Audited Closing Balance Sheet Non-Hosting GAAP Liabilities (other than those which have reduced Net Proceeds), LESS (ii) two hundred million dollars ($200,000,000.00); and (B) the amount of any decrease in the reserves for Audited Closing Balance Sheet Non-Hosting GAAP Liabilities (but not including any decreases in the amount of the reserves solely resulting from payments for the Escrow Liabilities that are the subject of such reserves) reflected in Parent audited financial statements for periods after the Closing Date, which financial statements have been audited by PWC; in any event, Excess Cash will not include any Net Proceeds distributed hereunder, unless Parent elects to include such amount in Excess Cash and exclude the same from Net Proceeds.

      "GAAP LIABILITIES" shall mean expenses, claims or liabilities (including probable material loss contingencies), if and to the extent that GAAP would require same to be included in items on the face of a balance sheet prepared in accordance with GAAP, based on the level of materiality and probability required for such a liability to be so included.

      "NET PROCEEDS" with respect to any Disposition, means (i) cash (freely convertible into U.S. dollars) indefeasibly paid to Parent or any Subsidiary of Parent from such Disposition, and (ii) stock, promissory notes, other securities or other non cash consideration (including pursuant to any contingent value right or earn out provision) indefeasibly paid to Parent or any Subsidiary from such Disposition upon the final liquidation or conversion of such securities into cash (net of any taxes or other costs with respect to such conversion), after (a) provision for all taxes, fees, levies, assessments or other charges by any Governmental Authority in connection with the Disposition and any taxes relating to the income measured by or resulting from such Disposition, (b) payment of all brokerage commissions, finders fees and other out-of-pocket fees and expenses associated with such Disposition, (c) payment of any indebtedness required to be incurred by Parent or any Subsidiary in connection with such Disposition, (d) deduction of appropriate amounts to be provided by Parent as a reserve or credit against the purchase price, in accordance with GAAP, relating to any indemnity liabilities assumed by Parent in connection with the Disposition (which reserve will expire when such indemnity liability expires per its terms); and (e) deduction of any portion of the aggregate amount of the Audited Closing Balance Sheet Non-Hosting GAAP Liabilities that is not assumed by the acquiring entity or an affiliate thereof in any Disposition (other than those which have already reduced Excess Cash). In the event that consideration to be received by Parent in connection with such Disposition is subject to escrow, forfeiture or otherwise affected by some contingency, Parent shall not be deemed to have received such escrowed, defeasible or contingent portion of such consideration until such escrow, forfeiture risk or contingency shall have expired or lapsed. If any Net Proceeds are other than cash, then the value of such assets shall be their fair market value as determined by the Board of Directors in good faith, EXCEPT THAT the value of any securities received shall be valued as follows:

                  (x) The method of valuation of securities not subject to restrictions on free marketability shall be as follows:

                        (i) unless otherwise specified in a definitive agreement for the acquisition of the PC Business, if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) calendar day period ending three
(3) trading days prior to the distribution; and

                        (ii) if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the PC Business, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the Payment; and

                        (iii) if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of Parent.

                  (y) The method of valuation of securities subject to restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of Parent.

      "NON-HOSTING GAAP LIABILITIES" shall mean GAAP Liabilities of Parent that are related to (or, in the case of items allocated to the Parent's current web hosting business as conducted by the Parent's HostPro division ("HOSTPRO BUSINESS") and to business units other than the HostPro Business, allocable (and then only to the extent allocable) to) any of the following: (i) the ongoing operations of the PC Business or the SpecTek business; (ii) the sale, transfer or other disposition of the PC Business or the SpecTek business (including any indemnity obligations associated with any agreement relating to any sale of the PC Business or the SpecTek business, and including any net amounts due MTI in connection with the sale and termination of the SpecTek business); (iii) any wind down and cessation of operations of the PC Business or the SpecTek business (including any GAAP Liabilities included in any reserve for discontinued operations relating to the PC Business or SpecTek); or (iv) any other GAAP Liabilities of Parent to the extent not related to or allocable to the HostPro Business.

      "PARENT CLOSING DATE SHAREHOLDERS" shall mean those beneficial holders of shares of Parent Common Stock immediately prior to the Effective Time reflected on the Transfer Agent List.

      "PARENT TRANSFER AGENT" means Wells Fargo Bank, N.A.

      "PAYMENT" shall mean any of: (i) a payment of Excess Cash made following the Escrow Release Date to the Payment Agent for the benefit of the Parent Closing Date Shareholders (to be paid by the Payment Agent to such Parent Closing Date Shareholders in accordance with their Pro Rata Share) pursuant to
Section 1.12(b) below; or (ii) in the event Net Proceeds are realized, a payment of Net Proceeds made following the Escrow Release Date to the Payment Agent for the benefit of the Parent Closing Date Shareholders (to be paid by the Payment Agent to such Parent Closing Date Shareholders in accordance with their Pro Rata Share) made to Parent Closing Date Shareholders pursuant to Section 1.12(c) below.

      "PAYMENT AGENT" means Wells Fargo Bank, N.A.

      "PC BUSINESS" shall mean Parent's business of developing, manufacturing, marketing, selling, distributing, installing, servicing, supporting, maintaining, repairing or otherwise commercially exploiting all or any aspect of any or all of its personal computer products or of any intangible assets or Intellectual Property Rights related to such personal computer products or the business of selling same.

      "POST-CLOSING NON-HOSTING GAAP LIABILITIES" shall mean any Non-Hosting GAAP Liabilities arising after the Closing Date.

      "PRO RATA SHARE" shall mean with respect to each Parent Closing Date Shareholder, the quotient obtained by dividing (i) the number of shares of Parent Common Stock held by a Parent Closing Date Shareholder immediately prior to the Effective Time, as reflected on the Transfer Agent List, by (ii) the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time, as reflected on the Transfer Agent List.

      "SPECTEK" shall mean Parent's business of developing, manufacturing, marketing, selling, distributing, installing, servicing, supporting, maintaining, repairing or otherwise commercially exploiting all or any aspect of any or all of its memory products or of any intangible assets or Intellectual Property Rights related to such memory products or the business of selling same.

      "TRANSFER AGENT LIST" means the list of Parent Closing Date Shareholders as certified by the Parent Transfer Agent.

            (a)   ESCROW.

                  (i) Within forty-five (45) days after the Effective Time (the "INITIAL PAYMENT DATE"), Parent shall prepare the Closing Balance Sheet and determine the amount of Excess Cash.

                        Parent shall provide to MTI, and any independent auditors retained by MTI, reasonable access during Parent's business hours to those books and records in the possession of Parent and any personnel which relate to the preparation of the Net Distributable Amount and to the workpapers of Parent and its independent auditors for the purposes of resolving any disputes concerning the Net Distributable Amount.

                  (ii) Any Excess Cash available, and any Net Proceeds realized, prior to the Escrow Release Date (together with interest thereon, the "ESCROW FUNDS") shall be deposited by Parent in a segregated, interest bearing account in the Company's name ("ESCROW ACCOUNT"). Prior to the Escrow Release Date, Parent shall use Escrow Funds to satisfy any Escrow Liabilities arising prior to the Escrow Release Date. On the Escrow Release Date, an amount equal to the Escrow Funds, less the amount of any Escrow Liabilities remaining outstanding on that date ("NET DISTRIBUTABLE AMOUNT"), which amount shall be approved by a committee of directors of Parent who were not directors or officers of Parent immediately prior to the Effective Time (the "SPECIAL COMMITTEE"), shall be distributed as a Payment to the Payment Agent for the benefit of the Parent Closing

Date Shareholders. Prior to such Payment, Parent shall provide MTI (or such other persons as MTI designates to represent the interests of the Parent Closing Date Shareholders) (the "SHAREHOLDER REPRESENTATIVE") the calculation of the proposed Payment as calculated under the preceding sentence. Parent shall provide to MTI, and any independent auditors retained by MTI, reasonable access during Parent's business hours to those books and records in the possession of Parent and any personnel which relate to the preparation of the Net Distributable Amount and to the workpapers of Parent and its independent auditors for the purposes of resolving any disputes concerning the Net Distributable Amount. Absent objection within ten (10) business days to such Payment, such Payment shall be made in the Distributable Amount and such Payment shall conclusively be deemed to have been made, and such Net Distributable Amount shall conclusively be deemed to have been calculated, in accordance with this Agreement. If the Shareholder Representative objects to the calculation of the Net Distributable Amount, the Shareholder Representative shall provide to the Parent a notice of such objection that sets forth in reasonable detail the specific errors or omissions in the calculation of the Net Distributable Amount ("OBJECTION NOTICE"); provided, however, that the amount of the Audited Closing Balance Sheet Non-Hosting GAAP Liabilities may not be a subject of such Objection Notice, as such number will already have been subject to audit in connection with the audit by PWC of the Closing Balance Sheet; provided, further that the proper calculation of any Post-Closing Non-Hosting GAAP Liabilities arising prior to the Escrow Release Date may be a proper subject of an Objection Notice. Following receipt of any Objection Notice, the Shareholder Representative and the Special Committee shall discuss in good faith the applicable objections set forth therein for a period of sixty (60) days thereafter and shall, during such period, attempt to resolve the matter or matters in dispute by mutual written agreement. If the Shareholder Representative and the Special Committee reach such an agreement, such agreement shall be confirmed in writing and thereafter the Net Distributable Amount, as adjusted based on such agreement, shall be distributed to the Payment Agent for the benefit of the Parent Closing Date Shareholders, which payment shall thereafter be conclusively deemed to have been distributed in accordance with this Agreement. If the Shareholder Representative and the Special Committee are unable to reach a mutual agreement as stated above during the sixty (60) day period referred to therein, then PWC (or if PWC declines to so serve, another "Big 5" auditing firm) (the "ACCOUNTING EXPERT"), acting as an expert and not as an arbitrator, shall resolve those matters still in dispute with respect to the calculation of the Net Distributable Amount. The Accounting Expert's resolution of the matters in dispute, including any adjustments to the Net Distributable Amount made by the Accounting Expert, shall be final and binding on Parent, the Shareholder Representative and the Parent Closing Date Shareholders and the Net Distributable Amount (as adjusted by such Accounting Expert) shall be distributed to the Payment Agent for the benefit of the Parent Closing Date Shareholders. The Accounting Expert shall make a determination as soon as practicable and in any event within sixty (60) days (or such other time as the Shareholder Representatives and the Special Committee shall agree in writing) after its engagement. Notwithstanding anything set forth in this section, the scope of any dispute to be resolved by the Accounting Expert, acting pursuant hereto shall be limited to correcting errors in the calculation of the Net Distributable Amount, including confirming the proper computation of Excess Cash or Net Proceeds, including that all reserves for Escrow Liabilities have been properly reduced, confirming that all Audited Closing Balance Sheet Non-Hosting GAAP Liabilities have been properly reduced, confirming that all Audited Closing Balance Sheet Non-Hosting GAAP Liabilities have been paid, discharged or satisfied in full (or deducted in determining the Net Distributable Amount), and confirming that all Post-Closing Non-Hosting GAAP Liabilities arising prior the Escrow Release Date have been paid, discharged or satisfied as of that date and, except for the foregoing matters, the Accounting Expert shall not and is not to make any further determination. Parent, the Special Committee and the Shareholder Representative shall fully cooperate with each other and with the Accounting Expert to resolve any dispute. Notwithstanding any other provision of this Agreement, including without limitation any provision stating that remedies shall be cumulative and not exclusive, this section provides the sole and exclusive method for resolving any and all disputes of each and every nature whatever that may arise with respect to the calculation of the Net Distributable Amount or the related Payment. As between the parties, Parent (acting for Parent, the Shareholder Representative, and Parent Closing Date Shareholders) and Company (acting for the Company, and all Company shareholders) hereby irrevocably waive, relinquish and surrender on their own behalf and on behalf of their respective affiliates and representatives all rights to, and agree that they will not attempt, and shall cause their affiliates and representatives not to attempt, to, resolve any such dispute or disputes in any manner other than as set forth in this section, including without limitation through litigation. All fees and expenses of Company and Parent relating to the matters described in this section, including the calculation of the Net Distributable Amount, shall be borne by Parent (and shall not constitute an Escrow Liability for purposes of calculating the Net Distributable Amount), and all fees and expenses of any former Company shareholder, Parent Closing Date Shareholder, or the Shareholder Representative relating to the matters described in this section shall be borne by the party incurring such fees. Notwithstanding the foregoing, in the event any dispute is submitted to the Accounting Expert for resolution as provided in this section hereof, the fees and expenses of the Accounting Expert shall be borne by Parent and shall not constitute an Escrow Liability for purposes of calculating the Net Distributable Amount.

      (b) DISTRIBUTIONS OF EXCESS CASH. Within forty-five (45) days from the end of each of Parent's fiscal quarters ending subsequent to the Escrow Release Date until the third anniversary of Closing (at which time this Section 1.12(b) shall expire), Parent shall make a Payment of Excess Cash to the Payment Agent for the benefit of the Parent Closing Date Shareholders, in an aggregate amount equal to any Excess Cash remaining after payment of all Escrow Liabilities arising prior to the Escrow Release Date; provided that such Payment will be made pursuant to Section 302A.551 of the Minnesota Business Corporation Act ("MINN. BUS. CORP. ACT") with a record date as of immediately prior to the Effective Time and no such Payment shall be made if and to the extent that it would violate Section 551 of the Minn. Bus. Corp. Act; PROVIDED, that any such Payment that is otherwise available to be made shall first be reduced by an amount by which any previous Escrow Funds to be distributed would have been reduced but were not so reduced because the Escrow Funds were not large enough to cover all of such reduction (i.e., the amount by which Escrow Liabilities exceeded Escrow Funds otherwise available for distribution). Parent may in its sole discretion, elect not to make any Payment of Excess Cash until the aggregate amount of Excess Cash would result in a Payment of Excess Cash of at least ten million dollars ($10,000,000.00), but once such threshold is exceeded all Excess Cash including such threshold amount shall be distributed.

      (c) DISTRIBUTIONS OF NET PROCEEDS. Parent shall, as promptly as practical after the later of the Escrow Release Date and the receipt of Net Proceeds but in no event after the third anniversary of Closing, at which time this Section 1.12(c) shall expire, make a Payment of such Net Proceeds to the Payment Agent for the benefit of the Parent Closing Date Shareholders, in an amount equal to (i) the aggregate Net Proceeds received by Parent through the date of such Payment, LESS (ii) the aggregate amount of all Payments of ---- Net Proceeds made to date; provided that such Payment will be made pursuant to
Section 302A.551 of the Minn. Bus. Corp. Act with a record date as of immediately prior to the Effective Time and no such Payment shall be made if and to the extent that it would violate Section 551 of the Minn. Bus. Corp. Act. Parent may in its sole discretion, elect not to make any Payment of Net Proceeds until the aggregate amount of Net Proceeds received by it would result in a Payment of Net Proceeds in an aggregate amount equal to at least ten million dollars ($10,000,000.00), but once such threshold is exceeded all Excess Cash including such threshold amount shall be distributed.

      (d) INTENDED THIRD PARTY BENEFICIARIES; UNATTACHED TO STOCK; FORFEITURE. Parent Closing Date Shareholders shall be deemed to be intended third party beneficiaries of this Section 1.12. For the avoidance of doubt, Payments made hereunder shall be made to the Parent Closing Date Shareholders notwithstanding any transfer of Parent shares held thereby subsequent to the Effective Time. In the event that at the time of any payment under this Section 1.12, the Parent Closing Date Shareholder cannot be located at such holder's last known address in the Transfer Agent's records, or at any other address obtained after 30 days commercially reasonable efforts by Parent, or if a Parent Closing Date Shareholder's identity cannot be determined despite the Transfer Agent's reasonable search, the Parent Closing Date Shareholders may look only to Parent to recover any Payment to be made under this Section 1.12 and shall only be general creditors of Parent, and shall have no right to recover interest. None of Parent, Company or the Payment Agent shall be liable to any person in respect of any portion of a Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If a Parent Closing Date Shareholder cannot be located prior to one year after the Effective Time (or immediately prior to such earlier date on which such portion of a Payment would otherwise escheat to or become the property of any Governmental Entity), any such portion of a Payment shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

      As of the date of this Agreement and as of the Closing Date, except as disclosed in (i) Company's Registration Statement on Form S-1 filed on March 15, 2000 and declared effective on July 24, 2000 and any Company SEC Reports (as defined below) filed subsequent to such Registration Statement on Form S-1, and
(ii) the disclosure letter delivered by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the "COMPANY DISCLOSURE LETTER") (each Part of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such
Part is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent), Company represents and warrants to Parent and Merger Sub as follows:

      2.1   ORGANIZATION; SUBSIDIARIES.

            (a) Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3) on Company.

            (b) Other than as set forth in Part 2.1 of the Company Disclosure Letter, neither Company nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 2.1 of the Company Disclosure Letter, except for passive investments in equity interests of public companies as part of the cash management program of Company. Neither Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Company, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part
2.1 of the Company Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company's direct or indirect equity interest therein.

            (c) Company has delivered or made available to Parent a true and correct copy of the Articles of Incorporation and Bylaws of Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of the Company Charter Documents. Company has delivered or made available to Parent all proposed or considered amendments to the Company Charter Documents.

      2.2   COMPANY CAPITALIZATION.

            (a) The authorized capital stock of Company consists solely of 200,000,000 shares of Company Common Stock, of which there were 47,348,585 shares issued and outstanding as of the close of business on March 15, 2001; 25,000,000 shares of preferred stock, no par value, of which 15,000,000 are designated as Series A Preferred Stock, none of which were shares issued and outstanding as of the close of business on March 15, 2001; and 2,100,000 are designated as Series A-1 Preferred Stock none of which were issued and outstanding as of the close of business on March 15, 2001. All outstanding shares of Company capital stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Company or any agreement or document to which Company or any of its shareholders is a party or by which Company or any of its shareholders is bound. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by the Company. From and after the Effective Time, the shares of Parent Common Stock issued in exchange for any shares of Company Restricted Stock will, without any further act of Parent, the Company or any other person, become subject to the restrictions, conditions and other provisions of such Company Restricted Stock, and Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under such Company Restricted Stock.

            (b) As of the close of business on March 9, 2001, (i) 6,730,233 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plan ("COMPANY OPTIONS") for a weighted average aggregate exercise price of $4.28,
(ii) 540,000 shares of Company Common Stock are reserved for future issuance under the Company ESPP, and (iii) 5,537,216 shares of Company Common Stock are subject to issuance pursuant to outstanding warrants to purchase Company Common Stock ("COMPANY WARRANTS") for a weighted average exercise price of $14.0076.
Part 2.2(b)(1) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; (v) the date on which such Company Option expires; (vi) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration; and (vii) whether such Company Option remains exercisable at any time after the 90th day after termination of service. Company has made available to Parent an accurate and complete copy of the Company Stock Option Plan and the form of all stock option agreements evidencing Company Options. There are no options outstanding to purchase shares of Company Common Stock other than pursuant to the Company Stock Option Plan. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on
Part 2.2(b) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the merger. Except as set forth on Part 2.2(b) of the Company Disclosure Letter, no Company Option has had its vesting, exercise or exercise price provisions amended or modified since December 31, 2000 and no Company Option has been issued in replacement of another Company Option. Part 2.2(b)(2) of the Company Disclosure Letter sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name of the warrantholder;
(ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the exercise price of such Company Warrant; (iv) the date on which such Company Warrant was granted or assumed; (v) the date on which such Company Warrant expires and (vi) whether the exercisability of such warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Company has made available to Parent an accurate and complete copy of each warrant purchase agreement evidencing Company Warrants. There are no warrants outstanding to purchase shares of Company Common Stock, and there are no commitments to issue additional warrants, other than the warrants listed in Part 2.2(b)(2) of the Company Disclosure Letter. The minimum and (and assuming all exercisability criteria are satisfied) maximum number of shares of Company Common Stock issuable to Service Company LLC (Roadrunner) under warrants granted or issued pursuant to the Web Hosting Reseller Agreement between Company and Roadrunner dated January 28, 2000, are disclosed in Part 2.2(b)(2) of the Company Disclosure Letter, and Roadrunner has no other rights to obtain additional warrants or exercise warrants for additional shares of Company capital stock. All shares of Company

Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

            (c) Except as set forth on Part 2.2(c) of the Company Disclosure Letter, all outstanding shares of Company capital stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.4).

      2.3   OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in
Part 2.3 of the Company Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Company owns all of the securities of its subsidiaries identified on Part 2.1 of the Company Disclosure Letter, free and clear of all claims and Encumbrances, and there are no other equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. For purposes of this Agreement, "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). Except as set forth in Part 2.2 or Part 2.3 of the Company Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement or as set forth on Part 2.3 of the Company Disclosure Letter, there are no registration rights with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Shareholders of Company will not be entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

      2.4   AUTHORITY; NON-CONTRAVENTION.

            (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's shareholders (the "COMPANY SHAREHOLDER APPROVALS") and the filing of the Delaware Certificate of Merger pursuant to Delaware Law and the filing of the Georgia Articles of Merger pursuant to Georgia Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is sufficient for Company's shareholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Company is required in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

            (b) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the Company Shareholder Approvals and compliance with the requirements set forth in
Section 2.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective assets are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights that, individually or in the aggregate, would not have a Material Adverse Effect on Company. Part 2.4(b) of the Company Disclosure Letter lists all consents, waivers and approvals under any of Company's or any of its subsidiaries' agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, individually or in the aggregate, if not obtained, would result in a material loss of benefits to Company, Parent or the Surviving Corporation as a result of the Merger.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY") or other person, is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Georgia Articles of Merger with the Secretary of State of the State of Georgia and other appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of the Registration Statement (as defined in Section 2.17) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the effectiveness of the Registration Statement, and a Schedule 13D with regard to the Company Voting Agreement and the Parent Voting Agreement in accordance with the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations that if not obtained or made would not be material to the Company, Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

      2.5   SEC FILINGS; COMPANY FINANCIAL STATEMENTS.

            (a) Company has filed all forms, reports and documents required to be filed by Company with the SEC since the effective date of the registration statement of Company's initial public offering and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Company contained in Company SEC Reports as of December 31, 2000 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, since the date of the Company

Balance Sheet, neither Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

            (c) Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

      2.6   ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Part
2.6 of the Company Disclosure Letter, since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect with respect to Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases that are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any material increase in compensation or fringe benefits to any of their officers or employees, or any payment by Company or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by Company or any of its subsidiaries of any material increase in severance or termination pay, other than in the ordinary course, consistent with past practice, or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vi) any material revaluation by Company of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business, or (vii) any material change in the pricing of the fees Company charges for the Company Services (as defined in Section 2.9(k) below).

      2.7   TAXES.

                  (a) Except as set forth on Part 2.7(a) of the Company Disclosure Letter, Company and each of its subsidiaries have timely filed, or applied for the extension of the applicable filing deadline, all material federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

                  (b) Company and each of its subsidiaries have withheld all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, except such Taxes that are not material to Company.

                  (c) Other than as set forth in Part 2.7(c) of the Company Disclosure Letter, neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (d) Except as set forth on Part 2.7(d) of the Company Disclosure Letter, no audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination that is reasonably likely to result in any adjustment that is material to Company.

                  (e) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof that is reasonably likely to be material to Company.

                  (f) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes that has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, that is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

                  (g) There is no agreement, plan or arrangement to which Company or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

                  (h) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

                  (i) Neither Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

                  (j) Except as may be required as a result of the Merger, Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

                  (k) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

                  (l) Company has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Company distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

                  (m) Company is not aware of any fact, circumstance, plan or intention on the part of Company that would be reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of
Section 368 of the Code.

      For the purposes of this Agreement, "TAX" or "TAXES" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

      2.8   TITLE TO PROPERTIES.

            (a) Company owns no real property interests. Part 2.8(a) of the Company Disclosure Letter list all real property leases to which Company is a party and each amendment thereto that is in effect as of the date of this Agreement that provide for annual payments in excess of $250,000. All such current leases are in full force and effect, are valid and effective in all material respects in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event that with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Company or a termination of such leases.

            (b) Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances except as set forth in Part 2.8(b) of the Company Disclosure Letter, except as reflected in the Company Financials and except for liens for Taxes not yet due and payable and such Encumbrances that are not material in character, amount or extent.

      2.9 INTELLECTUAL PROPERTY. For the purposes of this Agreement, the following terms have the following definitions:

            "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, URLs, rights to domain names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world;
(vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

            "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or one of its subsidiaries.

            "COMPANY LICENSED INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is licensed to Company on a non-exclusive basis and that is used in the conduct of its business as currently conducted.

            "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or one of its subsidiaries.

            "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) registered domain names; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

            (a) No material Company Intellectual Property, or, except as set forth in Part 2.9(a) of the Company Disclosure Letter, no material product or service of Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation that restricts in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

            (b) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark, domain name or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property, except, in each case, as would not materially adversely affect such item of Company Registered Intellectual Property. Except as set forth in Part 2.9(b) of the Company Disclosure Letter, Company has applied for patent and copyright protection with respect to each material software program of the Company, such registrations, applications or issued patents are listed by number in Part 2.9(b) of the Company Disclosure Letter, and copies of such registrations, applications and issued patents have been provided to Parent's counsel. Company has not disclosed the source code of any material software program of the Company to any person except (i) employees of the Company bound under written invention assignment and non-disclosure agreements and (ii) such other persons bound under written non-disclosure agreements, the form(s) of which have been delivered to Parent's counsel. Except as set forth in Part 2.9(b) of the Company Disclosure Letter, Company retains ownership of all Intellectual Property rights in and to all material software programs (including without limitation any derivative works thereof), products and services of the Company, and no third party has any rights (anywhere in the world) in or to any trade name, URL, domain name, logo, common law trademark or service mark, trademark or service mark registration or application therefore used by the Company anywhere in the world.

            (c) Company or one of its subsidiaries owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted) to, each material item of Company Intellectual Property and Company Licensed Intellectual Property free and clear of any Encumbrance (excluding licenses and related restrictions).

            (d) Neither Company nor any of its subsidiaries have transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

            (e) Part 2.9(e) of the Company Disclosure Letter lists all material contracts, licenses, agreements to which Company is a party (other than service agreements with customers of the Company that are in the standard form thereof as same has been in effect from time to time, a copy of the current form of which has been provided to Parent): (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than agreements entered into in the ordinary course consistent with past practice); (ii) that are material service agreements with customers and that are not in the standard form thereof provided to Parent (including without limitation any service agreement providing for "99.999%" service levels); (iii) all contracts, licenses and agreements to which Company is a party pursuant to which a third party has licensed or transferred any material Intellectual Property to Company; and (iv) that require Company to insure co-located hardware; (except for any contract, license and agreement that, if terminated, would not have a Material Adverse Effect on Company). There are no material contracts, licenses and agreements to which Company is a party with respect to the software, hardware, network and technology infrastructure used in Company's business as currently conducted that, if terminated, would have a Material Adverse Effect on Company.

            (f) Except as set forth on Part 2.9(f) of the Company Disclosure Letter, to Company's knowledge, the operation of the business of Company as such business currently is conducted, including Company's design, development, marketing and sale of the products or services of Company (including with respect to products currently under development) has not and does not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction, which, individually or in the aggregate, would result in a material liability.

            (g) Company has not received notice from any third party that the operation of the business of Company or any act, product or service of Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, which allegation, if true, would have a Material Adverse Effect on Company.

            (h) Except as set forth in Part 2.9(h) of the Company Disclosure Letter, to the knowledge of Company, no person has or is infringing or misappropriating any material Company Intellectual Property, which infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on Company.

            (i) Company and its subsidiaries have taken reasonable steps to protect Company's and its subsidiaries' rights in Company's and such subsidiaries' confidential information and trade secrets, except where the failure to do so would not have a Material Adverse Effect on Company. All employees, contractors and consultants of Company and any other third parties who have been involved in the development of Company's software, products or services have executed invention assignment and confidentiality agreements in the form delivered to Parent's counsel, and all employees and consultants of Company and other third parties who have access to confidential information or trade secrets related to the Company's business, including without limitation source code of any software program of the Company, have executed appropriate nondisclosure agreements in the form delivered to Parent's counsel.

            (j) None of the Company Intellectual Property or product or service of Company contains any defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years, which defects, individually or in the aggregate, would have a Material Adverse Effect on Company.

            (k) All material contracts, licenses and agreements relating to: the products or service offerings or capabilities of Company and its subsidiaries, including material products or service offerings or capabilities currently under development (collectively the "COMPANY SERVICES"); to material Company Intellectual Property; or to material Company Licensed Intellectual Property (collectively, the "KEY AGREEMENTS"), are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Company and each of its subsidiaries are in material compliance with, and have not materially breached any term of any of the Key Agreements, licenses and agreements and, to the knowledge of Company and its subsidiaries, all other parties to the Key Agreements are in compliance in all material respects with, and have not materially breached any term of, the Key Agreements.

            (l) Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under the Key Agreements to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Company would otherwise be required to pay.

      2.10  COMPLIANCE WITH LAWS.

            (a) Neither Company nor any of its subsidiaries is in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Company. Except as set forth in Part 2.10(a) of the Company Disclosure Letter, no investigation or review by any Governmental Entity is pending or, to the Company's knowledge, has been threatened in a writing delivered to Company against Company or any of its subsidiaries, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Company or any of its subsidiaries. To the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Company or any of its subsidiaries, or any acquisition of material property by Company or any of its subsidiaries.

            (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of Company as currently conducted (collectively, the "COMPANY PERMITS"), and are in compliance with the terms of the Company Permits, except where the failure to hold such Company Permits, or be in such compliance, would not, individually or in the aggregate, have a Material Adverse Effect on Company.

      2.11 LITIGATION. Except as set forth on Part 2.11 of the Company Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Company or on the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Company the legal right of Company to conduct its business as currently conducted. As of the date hereof, to the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of the Company to seek indemnification from the Company under the Company Charter Documents or any indemnification agreement between Company and such person.

      2.12  EMPLOYEE BENEFIT PLANS.

            (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (i) "AFFILIATE" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or
(o) of the Code and the regulations issued thereunder;

                  (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA that is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee;

                  (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                  (iv)  "DOL" shall mean the Department of Labor;

                  (v) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of Company or any Affiliate;

                  (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation or similar agreement or contract between Company or any Affiliate, and any Employee or consultant;

                  (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                  (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                  (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan that has been adopted or maintained by Company, whether informally or formally, for the benefit of Employees outside the United States;

                  (x)   "IRS" shall mean the Internal Revenue Service;

                  (xi) "MULTIEMPLOYER PLAN" shall mean any "PENSION PLAN" (as defined below) that is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                  (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

                  (xiii)"PENSION PLAN" shall mean each Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

            (b) SCHEDULE. Part 2.12 of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Employee Agreement.

            (c) DOCUMENTS. Company has made available to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan;
(iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements relating to each Company Employee Plan; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to Company; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

            (d) EMPLOYEE PLAN COMPLIANCE. Except, in each case, as would not, individually or in the aggregate, result in a material liability to the Company,
(i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and, to the knowledge of the Company, no event has occurred giving rise to a material likelihood that such Plan would not be treated as qualified by the IRS, and that such Plan satisfied the requirements of the Tax Reform Act of 1986 and the GUST amendments; (iii), to the knowledge of the Company, no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from the Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet, and no further contributions will be due or will have accrued thereunder as of the Closing Date.

            (e) PENSION PLANS. Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, that would result in material liability to Company.

            (f) MULTIEMPLOYER PLANS. At no time has Company contributed to or been requested to contribute to any Multiemployer Plan, that would result in material liability to Company.

            (g) NO POST-EMPLOYMENT OBLIGATIONS. Except as set forth on Part 2.12(g) of the Company Disclosure Letter, no Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

            (h) COBRA; FMLA. Neither Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

            (i) EFFECT OF TRANSACTION. Except as expressly contemplated by this Agreement or as set forth on Part 2.12(i) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. Except as set forth on Part 2.12(i) of the Company Disclosure Letter, no payment or benefit that will or may be made by Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

            (j) EMPLOYMENT MATTERS. Except, in each case, as would not, individually or in the aggregate, result in a material liability for the Company, Company and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has made commercially reasonable efforts to properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Company's knowledge, threatened or reasonably anticipated claims or actions against Company under any worker's compensation policy or long-term disability policy. Except as set forth on Part 2.12(j) of the Company Disclosure Letter, to Company's knowledge, no Employee of Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Company and disclosing to Company or using trade secrets or proprietary information of any other person or entity, and Company has made commercially reasonable efforts to correctly classify employees as exempt employees and non-exempt employees under the Fair Labor Standards Act.

            (k) LABOR. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated claims relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

            (l) SURRENDER FEES. No Company Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. Company will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

      2.13  ENVIRONMENTAL MATTERS.

            (a) HAZARDOUS MATERIAL. Except as would not have a Material Adverse Effect on Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "HAZARDOUS MATERIAL") are present, as a result of the actions of Company or any of its subsidiaries or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

            (b) HAZARDOUS MATERIALS ACTIVITIES. Except as would not have a Material Adverse Effect on Company (in any individual case or in the aggregate)
(i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

            (c) PERMITS. Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents ("ENVIRONMENTAL PERMITS") material to and necessary for the conduct of Company's and its subsidiaries' Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted.

            (d) ENVIRONMENTAL LIABILITIES. No material action, proceeding, revocation, amendment procedure, writ or injunction is pending, and to Company's knowledge, no material action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company concerning any Environmental Permit of Company, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries. Company is not aware of any fact or circumstance that reasonably could be expected to involve Company or any of its subsidiaries in any environmental litigation or impose upon Company any environmental liability, with such exceptions as would not have a Material Adverse Effect on Company.

      2.14 CERTAIN AGREEMENTS. Except as set forth in Part 2.14 of the Company Disclosure Letter or the Company SEC Reports, neither Company nor any of its subsidiaries is a party to or is bound by:

            (a) any employment or consulting agreement or commitment with any employee or member of Company's Board of Directors, that, individually or in the aggregate, is material to Company, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Company's or any of its subsidiaries' ability to terminate employees at will;

            (b) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (c) any material agreement of indemnification, any material guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditioned sale, or otherwise;

            (d) any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Company's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Company or Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

            (e) any agreement or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company's subsidiaries;

            (f) any agreement or commitment with any affiliate of the Company that is material to the Company; and

            (g) any agreement or commitment currently in force providing for capital expenditures by Company or its subsidiaries in excess of $250,000.00.

      The agreements required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (g) above or pursuant to Section 2.9 or that are or would be required to be filed with any Company SEC Report ("COMPANY CONTRACTS") are valid and in full force and effect, except to the extent that such invalidity would not have a Material Adverse Effect on Company. Except as disclosed in the Company Disclosure Letter pursuant to clauses (a) through (g) above or pursuant to Section 2.9 and except as disclosed in any Company SEC Report, neither Company nor any of its subsidiaries, nor to Company's knowledge, any other party thereto, is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Company Contract in such a manner as would have a Material Adverse Effect on Company.

      2.15 BROKERS' AND FINDERS' FEES. Except for fees payable to Bear Stearns & Co. Inc. pursuant to engagement letters that have been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.16 INSURANCE. Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of the Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

      2.17 DISCLOSURE. The information supplied by Company for inclusion in the joint proxy statement and prospectus and Form S-4 (or any similar successor form thereto) Registration Statement to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (the "REGISTRATION STATEMENT") shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Company for inclusion or incorporation by reference in the proxy statement and prospectus to be filed with the SEC as part of the Registration Statement (the "PROXY STATEMENT/PROSPECTUS") shall not, on the date the Proxy Statement/Prospectus is mailed to Company's shareholders or to Parent's shareholders, at the time of the meeting of Company's shareholders (the "COMPANY SHAREHOLDERS' MEETING") to consider the Company Shareholder Approvals, at the time of the meeting of the meeting of Parent's shareholders (the "PARENT SHAREHOLDERS' MEETING") to consider the Parent Shareholder Approval Matters (as that term is defined in Section 5.12 hereof) (with Parent Shareholders' approval of the Parent Shareholder Approval Matters being herein referred to as the "PARENT SHAREHOLDER APPROVALS"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting or Parent Shareholders' Meeting that has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company that is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub, any of Parent's subsidiaries or any affiliate of the foregoing that is contained in any of the foregoing documents.

      2.18 BOARD APPROVAL. The Board of Directors of Company has, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of Company and its shareholders, and has approved this Agreement and (ii) declared the advisability of the Merger and recommends that the shareholders of Company approve and adopt this Agreement and approve the Merger.

      2.19 FAIRNESS OPINION. Company's Board of Directors has received a written opinion from Bear Stearns & Co. Inc., dated as of the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to Company's shareholders from a financial point of view, and has delivered to Parent a copy of such opinion.

      2.20 TAKEOVER STATUTES AND RIGHTS AGREEMENT NOT APPLICABLE. No Georgia, or to the Company's knowledge, other state's, anti-takeover, control share acquisition, fair price, moratorium or other similar statute or regulation (each, a "TAKEOVER STATUTE") applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby. The Rights are not currently exercisable and will not become exercisable as a result of the Company entering into this Agreement, the announcement of the execution and delivery of this Agreement and the terms of the Merger, or the consummation of the Merger.

      2.21 AFFILIATES. Part 2.21 of the Company Disclosure Letter is a complete list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act. Except as set forth in the Company SEC Reports, since the effective date of the Company's initial public offering, no material event or material increase in compensation or benefits has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to
Item 404 of Regulation S-K promulgated by the SEC in the Company's Form 10-K or
Schedule 14A relating to its Annual Meeting of Shareholders.

      2.22 SUPPLIER AND CUSTOMER RELATIONSHIPS. To the Company's knowledge, it has good commercial working relationships with its material customers and suppliers. Except as disclosed in Part 2.22 of the Company Disclosure Letter, no customer accounting for more than 5% of the Company's revenues in any month during the last twelve calendar months ending December 31, 2000 ("MATERIAL CUSTOMER") has canceled or otherwise terminated its relationship with Company, decreased or limited materially the amount of product or services ordered from Company or threatened in writing (or to Company's knowledge orally) to take any such action.

      2.23 PRODUCT AND SERVICE QUALITY. To the Company's knowledge, all services provided by Company or any Subsidiary to customers on or prior to the Closing Date conform to applicable contractual commitments, implied warranties not disclaimed, express warranties, product specifications and quality standards published by Company or a Subsidiary in all material respects and include limitations of Company's liability that are tied to the value of the contract. Neither Company nor any Subsidiary has any material liability (and Company is not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company or any Subsidiary giving rise to any liability) for replacement or repair thereof, or for the taking of any remedial action with respect thereto or other damages in connection therewith. Company has not received any written complaint from a Customer that alleges that Company is in material breach of the customer contract or the agreed upon service level commitments, except for those that Company reasonably believes can be addressed without resulting in a material liability. All material unresolved written complaints received since December 31, 2000 from customers regarding the Company Services, in which the matter complained about is of a recurring nature relative to more than one customer, are set out in Part 2.23 of the Company Disclosure Letter in detail reasonably sufficient to understand the nature of the complaint and the material actions required to achieve resolution thereof. Company has no material liability for breach of any service level commitments in excess of reserves therefore in the Company Balance Sheet. Company has received written contract indemnities, or has obtained other contractual allowances that were appropriate under the circumstances, from each of its suppliers and vendors against liabilities that Company may incur as a result of material defects or deficiencies in such suppliers' or vendors' products or services or Intellectual Property infringement relating thereto. The Company's data privacy policy is as set forth on its web site and in Part 2.23 of the Company Disclosure Letter.

      2.24 DISRUPTIONS. Except to the extent disclosed on Part 2.24 to the Company Disclosure Letter, since December 31, 2000 there has not occurred any material disruptions to network operations, or any material delays in planned facility or network build out or construction activities, or any material performance failures by the Company, or other material service disruptions, that have resulted in material customer complaints or material breaches of customer installation commitments, in each case with respect to the Company, which individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Part 2.24 of the Company Disclosure Letter, the Company has in place a formal disaster recovery plan reasonably calculated to ensure prompt recovery from material disruptions to Company's network operations without incurring liabilities to customers.

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB


      As of the date of this Agreement and as of the Closing Date, except (A) as disclosed in (i) Parent's Annual Report on Form 10-K for the year ending August 31, 2000 and any Parent SEC Reports (as defined below) filed subsequent to such Form 10-K, and (ii) the disclosure letter delivered by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT DISCLOSURE LETTER") (each Part of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such Part is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent), and (B) with respect to
(x) the Disposition and (y) any sale of Intellectual Property or rights related thereto, real property of Parent and of SpecTek or related assets to Parent's parent entity or other transactions described in or contemplated by the agreement between Parent, and MTI and MEI California, Inc. relating thereto ("MTI SALE AGREEMENT"), a copy of which has been provided to Company), any Payment, any reduction in force or termination of supplier relationships incident to any of the foregoing, the merger of Parent's HostPro subsidiary with another wholly-owned Parent subsidiary and related assumption by Parent of HostPro Options (as defined in Section 6.3(h)), or any potential acquisition that both Parent and Company approve of in advance in writing (each, a "MUTUALLY AGREED ACQUISITION"), or any changes in Parent's or any Subsidiary's financial condition, results of operation, expenses, assets or liabilities directly resulting from any thereof ("CONTEMPLATED PARENT CHANGES"), in each case where the same would reasonably constitute an exception to any of the following representations and warranties, Parent and Merger Sub represent and warrant as follows:

      3.1   ORGANIZATION OF PARENT, MERGER SUB AND OTHER SUBSIDIARIES.

            (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

            (b) Other than as set forth in Part 3.1 of the Parent Disclosure Letter, neither Parent nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 3.1 of the Parent Disclosure Letter, except for passive investments in equity interests of public companies as part of the cash management program of Parent. Neither Parent nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Parent, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part
3.1 of the Parent Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company's direct or indirect equity interest therein.

            (c) Parent has delivered or made available to Company a true and correct copy of the Articles of Incorporation and Bylaws of Parent and Certificate of Incorporation and Bylaws of Merger Sub, each as amended to date (collectively, the "PARENT CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Charter Documents. Parent has delivered or made available to Company all proposed or considered amendments to the Parent Charter Documents.

      3.2   PARENT AND MERGER SUB CAPITALIZATION.

      (a) The authorized capital stock of Parent consists solely of 150,000,000 shares of Parent Common Stock, of which there were 96,856,165 shares issued and outstanding as of the close of business on the date hereof. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound.

      (b) As of the close of business on March 21, 2001, (i) 8,931,943 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Parent Common Stock for a weighted average aggregate exercise price of $10.10; (ii) 7,047,100 shares of HostPro, Inc. common stock, $0.01 par value per share ("HOSTPRO COMMON STOCK") are subject to issuance pursuant to outstanding options to purchase HostPro Common Stock for a weighted average aggregate exercise price of $1.51 under HostPro's 2000 Equity Incentive Plans I & II, which shall be adopted by Parent such that these options to purchase shares of HostPro Common Stock shall be converted into options to purchase Parent Common Stock as described in Section 6.3(h); and (iii) 1,456,600 shares of Parent Common Stock are reserved for future issuance under the Parent ESPP. Parent's 1995 Equity Incentive Plan and HostPro's 2000 Equity Incentive Plans I & II are together referred to as the "PARENT STOCK OPTION PLANS." Options to purchase Parent Common Stock or HostPro Common Stock pursuant to the Parent Stock Option Plans are referred to as the "PARENT OPTIONS." Part 3.2(b)(1) of the Parent Disclosure Letter sets forth the following information with respect to each Parent Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Parent Common Stock subject to such Parent Option; (iii) the exercise price of such Parent Option; (iv) the date on which such Parent Option was granted or assumed; (v) the date on which such Parent Option expires; (vi) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration; and (vii) whether such Parent Option remains exercisable at any time after the 90th day after termination of service. Parent has made available to Company an accurate and complete copy of the Parent Stock Option Plans and the form of all stock option agreements evidencing Parent Options. There are no options outstanding to purchase shares of Parent Common Stock other than pursuant to the Parent Stock Option Plans. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Part 3.2(b) of the Parent Disclosure Letter, there are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Option as a result of the merger. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 3.2(b) of the Parent Disclosure Letter, no Parent Option has had its vesting, exercise or exercise price provisions amended or modified since December 31, 2000, and no Parent Option has been issued in replacement of another Parent Option.

      (c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Merger Sub's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

      (d) Except as set forth on Part 3.2(d) of the Parent Disclosure Letter, all outstanding shares of Parent Common Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments.

      (e) The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. There are no statutory or contractual preemptive rights or rights of first refusal with respect to the issuance of the Parent Common Stock upon consummation of the Merger.

      (f) Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all powers and governmental licenses, authorizations, consents and approvals required to carry out its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent or the Houdini Business.

      3.3   OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in
Part 3.3 of the Parent Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns, free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, Parent owns all equity securities, partnership interests or similar ownership interests of any class of equity security of each subsidiary of Parent, including all securities thereof that are exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests. Except as set forth in Part 3.2 or Part 3.3 of the Parent Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement or as set forth on Part 3.3 of the Parent Disclosure Letter and except as contemplated by Section 5.20, there are no registration rights with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

      3.4   AUTHORITY; NON-CONTRAVENTION.

            (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to obtaining the Parent Shareholder Approvals and the filing of the Delaware Certificate of Merger pursuant to Delaware Law and the Georgia Articles of Merger pursuant to Georgia Law. The affirmative vote of the holders of a majority of the shares of the Parent Common Stock present, either in person or by proxy, and entitled to vote at the Parent Shareholders' Meeting, but in any case not less than 25.01% of the outstanding Parent Common Stock, is sufficient for Parent's shareholders
(i) to approve the issuance of shares of Parent Common Stock pursuant to the Merger, and (ii) to amend Parent's Articles of Incorporation to increase the authorized number of shares of Parent Common Stock to 200 million shares (or such larger number as Parent deems appropriate in light of anticipated future issuances), and no other approval of any holder of any securities of Company is required in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute the valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

            (b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) subject to obtaining the Parent Shareholder Approvals, conflict with or violate the Parent Charter Documents, (ii) subject to obtaining the Parent Shareholder Approvals and compliance with the requirements set forth in Section 3.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or any other subsidiary of Parent or by which any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub or any other subsidiary of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Parent or Merger Sub or any other subsidiary of Parent is a party or by which Parent or Merger Sub or any other subsidiary of Parent or any of their respective assets are bound or affected, except, in the case of clauses (ii) and
(iii), for such conflicts, violations, breaches, defaults, impairments, or rights that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or on the HostPro Business. Part 3.4(b) of the Parent Disclosure Letter list all consents, waivers and approvals under any of Parent's or any of its subsidiaries' material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, individually or in the aggregate, if not obtained, would result in a material loss of benefits to Parent or the Surviving Corporation as a result of the Merger.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Georgia Articles of Merger with the Secretary of State of the State of Georgia and other appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of the Registration Statement with the SEC and the effectiveness of the Registration Statement, and a Schedule 13D with regard to the Company Voting Agreement and the Parent Voting Agreement in accordance with the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations that if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

      3.5   SEC Filings; Parent Financial Statements.

            (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since August 28, 1997. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q, 8-K or any successor form under the Exchange Act, and except that discontinued operations are reported as discontinued operations required under
GAAP) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments, and except that discontinued operations are reported as discontinued operations required under GAAP. The balance sheet of Parent contained in Parent SEC Reports as of November 30, 2000 is hereinafter referred to as the "PARENT BALANCE SHEET." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

            (c) Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

      3.6   ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Part
3.6 of the Parent Disclosure Letter, since the date of the Parent Balance Sheet, and except for the Contemplated Parent Changes and except as contemplated by
Section 1.12 hereof, there has not been (i) any Material Adverse Effect with respect to Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases that are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any material increase in compensation or fringe benefits to any of their officers or employees, or any payment by Company or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by Company or any of its subsidiaries of any material increase in severance or termination pay, other than in the ordinary course, consistent with past practice, or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vi) any material revaluation by Parent of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business or (vii) any material change in the pricing of the fees Parent charges for the HostPro Services (as defined in Section 3.9(j)).

      3.7   TAXES.

            (a) Parent and each of its subsidiaries have timely filed, or applied for the extension of the applicable filing deadline, all material Returns relating to Taxes required to be filed by or on behalf of Parent and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Parent and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

            (b) Parent and each of its subsidiaries have withheld all federal and state income taxes, Taxes pursuant to FICA, Taxes pursuant to FUTA and other Taxes required to be withheld, except such Taxes that are not material to Parent.

            (c) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

            (d) Except as set forth in Part 3.7(c) of the Parent Disclosure Letter, no audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination that is reasonably likely to result in any adjustment that is material to Parent.

            (e) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof that is reasonably likely to be material to Parent.

            (f) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes that has not been accrued for or reserved on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, that is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of the Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

            (g) There is no agreement, plan or arrangement to which Parent or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

            (h) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

            (i) Neither Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement, other than with Parent's parent entity.

            (j) Except as may be required as a result of the Merger, Parent and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

            (k) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

            (l) Parent has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Parent distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

            (m) Parent is not aware of any fact, circumstance, plan or intention on the part of Parent that would be reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of
Section 368 of the Code.

      3.8   TITLE TO PROPERTIES.

            (a) Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in connection with the HostPro Business, free and clear of any Encumbrances, except as reflected in the Parent Financials and except for liens for Taxes not yet due and payable and such Encumbrances that are not material in character, amount or extent.

            (b) Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Parent Financials and except for liens for Taxes not yet due and payable and such Encumbrances that are not material in character, amount or extent.

      3.9 INTELLECTUAL PROPERTY. For the purposes of this Agreement, the following terms have the following definitions:

            "PARENT INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent or one of its subsidiaries relating to or used in the HostPro Business.

            "PARENT LICENSED INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is licensed to Parent on a non-exclusive basis and that is used in the conduct of the HostPro Business as currently conducted.

            "PARENT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent or one of its subsidiaries relating to or used in the HostPro Business.

            (a) No material Parent Intellectual Property or product or service of Parent is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

            (b) Each material item of Parent Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark, domain name or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property except, in each case, as would not materially adversely affect such item of Parent Registered Intellectual Property. Parent has applied for patent and copyright protection with respect to each material software program of the HostPro Business, such registrations, applications or issued patents are listed by number in Part 3.9(b) of the Parent Disclosure Letter, and copies of such registrations, applications and issued patents have been provided to Company's counsel. Parent has not disclosed the source code of any material software program of the HostPro Business to any person except (i) employees of the Parent or its subsidiaries bound under written invention assignment and non-disclosure agreements and (ii) such other persons bound under written non-disclosure agreements, the form(s) of which have been delivered to Company's counsel. Parent retains ownership of all Parent Intellectual Property rights in and to all material software programs (including without limitation any derivative works thereof), products and services of the HostPro Business, and no third party has any rights (anywhere in the world) in or to any trade name, URL, domain name, logo, common law trademark or service mark, trademark or service mark registration or application therefore used by the HostPro Business anywhere in the world.

            (c) Parent or one of its subsidiaries owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Parent Intellectual Property and Parent Licensed Intellectual Property free and clear of any Encumbrance (excluding licenses and related restrictions).

            (d) Neither Parent nor any of its subsidiaries have transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Parent Intellectual Property, to any third party.

            (e) To Parent's knowledge, the operation of the HostPro Business as such business currently is conducted, including Parent's design, development, marketing and sale of products or services in connection with the HostPro Business or any other business of Parent or its subsidiaries (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction, which, individually or in the aggregate, would result in a material liability.

            (f) Parent has not received notice from any third party that the operation of the business of Parent or any act, product or service of Parent, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, which allegation, if true, would have a Material Adverse Effect on Parent or the HostPro Business.

            (g) To the knowledge of Parent, no person has or is infringing or misappropriating any material Parent Intellectual Property, which infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on Parent or the HostPro Business.

            (h) Parent and its subsidiaries have taken reasonable steps to protect Parent's and its subsidiaries' rights in Parent's and such subsidiaries' confidential information and trade secrets, except where the failure to do so would not have a Material Adverse Effect on Parent or the HostPro Business. All employees, contractors and consultants of Parent and any other third parties who have been involved in the development of software, products or services offered in connection with the HostPro Business have executed invention assignment and confidentiality agreements in the form delivered to Company's counsel, and all employees and consultants of Parent and other third parties who have access to confidential information or trade secrets related to the HostPro Business have executed appropriate nondisclosure agreements in the form delivered to Company's counsel.

            (i) None of the Parent Intellectual Property or product or service of Parent contains any significant defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years, which defects, individually or in the aggregate, would have a Material Adverse Effect on Parent or the HostPro Business.

            (j) All material contracts, licenses and agreements relating to: the products or service offerings or capabilities of the HostPro Business, including material products or service offerings or capabilities currently under development (collectively the "HOSTPRO SERVICES"); to material Parent Intellectual Property; or to material Parent Licensed Intellectual Property (collectively, the "KEY HOSTPRO AGREEMENTS"), are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Parent and each of its subsidiaries are in material compliance with, and have not materially breached any term of any of the Key HostPro Agreements, licenses and agreements and, to the knowledge of Company and its subsidiaries, all other parties to the Key HostPro Agreements are in compliance in all material respects with, and have not materially breached any term of, the Key HostPro Agreements.

      3.10  COMPLIANCE WITH LAWS.

            (a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or the HostPro Business. Except as set forth in Part 3.10(a) of the Parent Disclosure Letter, no investigation or review by any Governmental Entity is pending or, to Parent's knowledge, has been threatened in a writing delivered to Parent against Parent or any of its subsidiaries, nor, to

Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries. To Parent's knowledge, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Parent or any of its subsidiaries, or any acquisition of material property by Parent or any of its subsidiaries.

            (b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of Parent as currently conducted (collectively, the "PARENT PERMITS"), and are in compliance with the terms of the Parent Permits, except where the failure to hold such Parent Permits, or be in such compliance, would not, individually or in the aggregate, have a Material Adverse Effect on Parent or the HostPro Business.

      3.11 LITIGATION. Except as set forth on Part 3.11 of the Parent Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or the HostPro Business or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to conduct its business as currently conducted. As of the date hereof, to the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Parent to seek indemnification from Parent under the Parent Charter Documents or any indemnification agreement between Parent and such person.

      3.12  EMPLOYEE BENEFIT PLANS.

            (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 3.12(a)(i) below (which definition shall apply only to this Section 3.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (i) "AFFILIATE" shall mean any other person or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                  (vi) "PARENT EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation or similar agreement or contract between Parent or any Affiliate, and any Parent Employee or consultant;

                  (ii) "PARENT EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA that is or has been maintained, contributed to, or required to be contributed to, by Parent or any Affiliate for the benefit of any Employee;

                  (iii) "PARENT EMPLOYEES" shall mean any current, former or retired employee, officer or director of Parent or any Affiliate;

                  (iv) "INTERNATIONAL PARENT EMPLOYEE PLAN" shall mean each Parent Employee Plan that has been adopted or maintained by Parent, whether informally or formally, for the benefit of Employees outside the United States;

                  (v) "MULTIEMPLOYER PLAN" shall mean any "PENSION PLAN" (as defined below) that is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                  (vi) "PENSION PLAN" shall mean each Parent Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

            (b) SCHEDULE. Part 3.12 of the Parent Disclosure Letter contains an accurate and complete list of each Parent Employee Plan and each Parent Employee Agreement. Parent does not have any plan or commitment to establish any new Parent Employee Plan, to modify any Parent Employee Plan or Parent Employee Agreement (except to the extent required by law or to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Company in writing, or as required by this Agreement), or to enter into any Parent Employee Agreement.

            (c) DOCUMENTS. Parent has made available to Company: (i) correct and complete copies of all documents embodying each Parent Employee Plan and each Parent Employee Agreement including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Parent Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan or related trust; (iv) if the Parent Employee Plan is funded, the most recent annual and periodic accounting of Parent Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Parent Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Parent Employee Plan; (vii) all material written agreements and contracts relating to each Parent Employee Plan;
(viii) all material communications material to any Parent Employee or Parent Employees relating to any Parent Employee Plan and any proposed Parent Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to Parent;
(ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Parent Employee Plan.

            (d) EMPLOYEE PLAN COMPLIANCE. Except, in each case, as would not, individually or in the aggregate, result in a material liability to Parent, (i) Parent has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and, to the knowledge of Parent, no event has occurred giving rise to a material likelihood that such Plan would not be treated as qualified by the IRS, and that such Plan satisfied the requirements of the Tax Reform Act of 1986 and the Gust Amendments; (iii) the knowledge of Parent, no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan; (v) each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Parent, threatened by the IRS or DOL with respect to any Parent Employee Plan; (vii) neither Parent nor any Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from the Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet.

            (e) PENSION PLANS. Parent does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, that would result in material liability to Parent.

            (f) MULTIEMPLOYER PLANS. At no time has Parent contributed to or been requested to contribute to any Multiemployer Plan, that would result in material liability to Parent.

            (g) NO POST-EMPLOYMENT OBLIGATIONS. Except as set forth on Part 3.12(g) of the Parent Disclosure Letter, no Parent Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Parent has never represented, promised or contracted (whether in oral or written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

            (h) COBRA; FMLA. Neither Parent nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

            (i) EFFECT OF TRANSACTION. Except as expressly contemplated by this Agreement or as set forth on Part 3.12(i) of the Parent Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee. Except as set forth on Part 3.12(i) of the Parent Disclosure Letter, no payment or benefit that will or may be made by Parent or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

            (j) EMPLOYMENT MATTERS. Except, in each case, as would not, individually or in the aggregate, result in a material liability to Parent, Parent and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Parent Employees; (iii) has made commercially reasonable efforts to properly classify independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
(v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Parent's knowledge, threatened or reasonably anticipated claims or actions against Parent under any worker's compensation policy or long-term disability policy. To Parent's knowledge, no Parent Employee has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Parent Employee is bound due to such Parent Employee being employed by Parent and disclosing to parent or using trade secrets or proprietary information of any other person or entity, and Parent has made commercially reasonable efforts to correctly classify employees as exempt employees and non-exempt employees under the Fair Labor Standards Act.

            (k) LABOR. No work stoppage or labor strike against Parent is pending, threatened or reasonably anticipated. Parent does not know of any activities or proceedings of any labor union to organize any Parent Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Parent, threatened relating to any labor, safety or discrimination matters involving any Parent Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Parent. Neither Parent nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Parent is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Parent Employees and no collective bargaining agreement is being negotiated by Parent.

      3.13  ENVIRONMENTAL MATTERS.

            (a) HAZARDOUS MATERIAL. Except as would not have a Material Adverse Effect on Parent, no underground storage tanks and no amount of any Hazardous Materials are present, as a result of the actions of Parent or any of its subsidiaries or any affiliate of Parent, or, to Parent's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Parent or any of its subsidiaries has at any time owned, operated, occupied or leased.

            (b) HAZARDOUS MATERIALS ACTIVITIES. Except as would not have a Material Adverse Effect on Parent (in any individual case or in the aggregate)
(i) neither Parent nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Parent nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

            (c) PERMITS. Parent and its subsidiaries currently hold all Environmental Permits material to and necessary for the conduct of Parent's and its subsidiaries' Hazardous Material Activities and other businesses of Parent and its subsidiaries as such activities and businesses are currently being conducted.

            (d) ENVIRONMENTAL LIABILITIES. No material action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Parent's knowledge, no material action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Parent or any of its subsidiaries in a writing delivered to Parent concerning any Environmental Permit of Parent, Hazardous Material or any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance that reasonably could be expected to involve Parent or any subsidiaries in any environmental litigation or impose upon Parent any material environmental liability, with such exceptions as would not have a Material Adverse Effect on Parent.

      3.14 CERTAIN AGREEMENTS. Except as set forth in Part 3.14 of the Parent Disclosure Letter or in the Parent SEC Reports, neither Parent nor any of its subsidiaries is a party to or is bound by:

            (a) any employment or consulting agreement or commitment with any employee of the HostPro Business or member of Parent's Board of Directors, that, individually or in the aggregate, is material to the HostPro Business, other than those that are terminable by

Parent or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Parent's or any of its subsidiaries' ability to terminate employees at will;

            (b) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, for employees of the HostPro Business, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (c) any material agreement of indemnification for any employees of the HostPro Business, any material guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditioned sale, or otherwise that is material to the HostPro Business;

            (d) any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Parent's or any of its subsidiaries' freedom to compete in the HostPro Business or in any geographic area or granting any exclusive distribution or other exclusive rights with respect thereto; or

            (e) any agreement or commitment currently in force relating to the disposition or acquisition by Parent or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business (other than in connection with the Contemplated Parent Changes (and in that connection, a copy of the MTI Sales Agreement has been provided to Company), or pursuant to which Parent has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Parent's subsidiaries; or

            (f) any agreement or commitment with any affiliate of the Parent that is material to the HostPro Business; or

            (g) any agreement or commitment related to the HostPro Business currently in force providing for capital expenditures by Parent or its subsidiaries in excess of $250,000.00.

      The agreements required to be disclosed in the Parent Disclosure Letter pursuant to clauses (a) through (g) above or pursuant to Section 3.9 or required to be filed with any Parent SEC Report ("PARENT CONTRACTS") are valid and in full force and effect, except to the extent that such invalidity would not have a Material Adverse Effect on Parent. Except as disclosed pursuant to clauses (a) through (g) above or pursuant to Section 2.9 or as disclosed in the Parent SEC Reports, neither Parent nor any of its subsidiaries, nor to Parent's knowledge, any other party thereto, is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Parent Contract in such a manner as would have a Material Adverse Effect on Parent.

      3.15 BROKERS' AND FINDERS' FEES. Except for fees payable to CIBC World Markets Corp., Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.16 DISCLOSURE. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to Company's shareholders or to Parent's shareholders, at the time of the Company Shareholders' Meeting, at the time of the Parent Shareholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting or the Parent Shareholders' Meeting that has become false or misleading. The Registration Statement and Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent that is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company or any of its affiliates that is contained in any of the foregoing documents.

      3.17 BOARD APPROVAL. The Board of Directors of Parent has, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of Parent and its shareholders, and has approved this Agreement and
(ii) recommends that the shareholders of Parent approve each of the Parent Shareholder Approval Matters.

      3.18 FAIRNESS OPINION. Parent's Board of Directors has received a written opinion from CIBC World Markets Corp., dated as of the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view, and has delivered to Company a copy of such opinion.

      3.19 INSURANCE. Parent and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of the Parent and subsidiary. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Parent and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Parent, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

      3.20 SUPPLIER AND CUSTOMER RELATIONSHIPS. To Parent's knowledge, it has good commercial working relationships with the HostPro Business' material customers and suppliers. Except as disclosed in Part 3.20 of the Parent Disclosure Letter, no customer accounting for more than 5% of the HostPro Business' revenues in any month during the last twelve calendar months ending December 31, 2000 ("MATERIAL CUSTOMER") has canceled or otherwise terminated its relationship with Parent or any of its subsidiaries, decreased or limited materially the amount of product or services ordered from Parent or its subsidiaries or threatened in writing (or to Parent's knowledge orally) to take any such action.

      3.21 PRODUCT AND SERVICE QUALITY. To Parent's knowledge, all services provided by the HostPro Business to customers on or prior to the Closing Date conform to applicable contractual commitments, implied warranties not disclaimed, express warranties, product specifications and quality standards published by Parent or its subsidiaries in all material respects ad include limitations of the Parent's liability that are tied to the value of contract. Neither Parent nor any of its subsidiaries has any material liability (and Parent is not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Parent or any of its subsidiaries giving rise to any liability) for the taking of any remedial action with respect to such services or other damages in connection therewith. Parent has not received any written complaint from a customer that alleges that Parent is in material breach of the customer contract or the agreed upon service level commitments, except for those that Parent reasonably believes can be addressed without resulting in a material liability. All material unresolved written complaints received since December 31, 2000 from customers regarding the HostPro Services, in which the matter complained about is of a recurring nature relative to more than one customer, are set out in Part
3.21 of the Parent Disclosure Letter in detail reasonably sufficient to understand the nature of the complaint and the material actions required to achieve resolution thereof. Parent has no material liability for breach of any service level commitments in excess of reserves therefore in the Parent Balance Sheet. Parent has received or is in the process of receiving, written contract indemnities, or has obtained or is in the process of obtaining, other contractual allowances that were appropriate under the circumstances, from each of its suppliers has received or is in the process of receiving written contract indemnities from each of the suppliers and vendors of the HostPro Business against liabilities that Parent may incur as a result of material defects or deficiencies in such suppliers' or vendors' products or services or Parent Intellectual Property infringement relating thereto. The HostPro Business' data privacy policy is as set forth on its web site and in Part 3.21 of the Parent Disclosure Letter.

      3.22 DISRUPTIONS. Except to the extent disclosed on Part 3.22 to the Parent Disclosure Letter, since December 31, 2000 there has not occurred any material disruptions to network operations, or any material delays in planned facility or network build out or construction activities, or any material performance failures by the HostPro Business, or other material service disruptions, that have resulted in material customer complaints or material breaches of customer installation commitments, in each case with respect to the HostPro Business, which individually or in the aggregate, have a Material Adverse Effect on the Parent or the HostPro Business. The HostPro Business has in place a formal disaster recovery plan reasonably calculated to ensure prompt recovery from material disruptions to the HostPro Business' network operations without incurring liabilities to its customers.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1 CONDUCT OF BUSINESS BY COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, during that period Company will promptly notify Parent of any material event involving its business or operations consistent with the agreements contained herein.

      In addition, except as permitted by the terms of this Agreement, and except as contemplated by this Agreement or provided in Part 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

            (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or re-price (by amendment or substitution) options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans other than options vesting in connection with an employee terminated in an isolated instance;

            (b) Grant any severance or termination pay to any officer or employee except (i) pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent,
(ii) in an amount not to exceed three months base pay of the terminated person or pursuant to terms and provisions that are substantially similar to such plans adopted by Parent or (iii) as consented to by Parent, whose consent shall not be unreasonably withheld or delayed, or adopt any new severance plan;

            (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to any Company Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business and consistent with past practice or, if granted on terms different from past practice or outside the ordinary course, are granted on terms and in a manner that are generally favorable to the Company;

            (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Company or split, combine or reclassify any capital stock of Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of Company;

            (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

            (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options, (ii) shares of Company Common Stock issuable to participants in the Company ESPP, (iii) shares of Company Common Stock issuable to participants in the Company's 401(k) Plan, (iv) shares of Company Common Stock issuable to holders of Company Warrants, in the case of (i), (ii), (iii),
(iv) and (v) consistent with the terms thereof, and (v) subject to Section 4.1(a), pursuant to grants of Company Options to newly hired employees, upon promotions of existing employees, or as part of Company's annual option grant program, in each case, in the ordinary course of business, consistent with past practice, and not to exceed in the aggregate pursuant to this clause (v), 1,000,000 shares of Company Common Stock issued pursuant to the Company Stock Option Plan (with individual grants or awards included within that 1,000,000 figure not to exceed 250,000 shares of Company Common Stock issued to any one person without prior approval of Parent's Chairman of the Board).

            (g) Cause, permit or propose any amendments to its Articles of Incorporation Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

            (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures, strategic relationships or alliances;

            (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of Company;

            (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in the ordinary course of business, consistent with past practice, (ii) pursuant to existing credit facilities, in the ordinary course of business or (iii) pursuant to equipment financing;

            (k) Except as required to comply with any Legal Requirement, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice providing for compensation and other benefits generally commensurate with similarly situated employees) or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors (other than directors fees to non-employee directors), officers, employees or consultants other than in the ordinary course of business, consistent with past practice and Section 4.1(a) hereof, or change in any material respect any management policies or procedures;

            (1) Make any material capital expenditures other than capital expenditures contained in the capital budget of Company approved by Company prior to the date of this Agreement; PROVIDED, HOWEVER, that Company may continue to enter into capital leases consistent with past practices;

            (m) Modify, amend or terminate any Company Contract to which Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder, in each case, in a manner that could reasonably be expected to materially adversely affect the Company;

            (n) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property other than licenses, distribution agreements, advertising agreements, or other similar agreements that are granted or entered into in the ordinary course of business consistent with past practice, or, if granted or entered into on terms different from past practice or outside the ordinary course, are granted or entered into on terms and in a manner that are generally favorable to the Company;

            (o) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

            (p) Materially change the pricing of the fees Company charges for the Company Services; or

            (q) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (p) above.

      4.2 CONDUCT OF BUSINESS BY PARENT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and each of its subsidiaries shall, except to the extent that Company shall otherwise consent in writing and except for the Contemplated Parent Changes, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, collect its receivables in the ordinary course consistent with past practice, pay its payables, debts and Taxes when due subject to good faith disputes over such debts or Taxes and subject to taking such actions as are necessary to manage down the costs of implementing the Contemplated Parent Changes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization relating to the HostPro Business, (ii) keep available the services of its present officers and employees relating to the HostPro Business and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings in each case relating to the HostPro Business. In addition, during that period Parent will promptly notify Company of any material event (other than the Contemplated Parent Changes) involving its business or operations consistent with the agreements contained herein. Nothing in this Agreement shall preclude or restrict Parent from reincorporating in Delaware prior to or at the Effective Time, provided that Parent's Certificate of Incorporation and Bylaws shall be the same as Parent's current Articles of Incorporation and Bylaws except for such changes as are expressly contemplated by this Agreement, such changes as are necessary given differences between Minnesota and Delaware law and such other changes as Company approves, such approval not to unreasonably be withheld.

      In addition, except as permitted by the terms of this Agreement, and except as contemplated by this Agreement or provided in Part 4.2 of the Parent Disclosure Letter, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following (except to effect or implement the Contemplated Parent Changes):

            (a) With respect to the HostPro Business or employees thereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or re-price (by amendment or substitution) options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

            (b) With respect to the HostPro Business or employees thereof, (x) grant any severance or termination pay to any officer or employee except (i) pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, (ii) in an amount not to exceed two months base pay of the terminated person or (iii) as consented to by Company, whose consent shall not be unreasonably withheld or delayed, or (y) adopt any new severance plan;

            (c) With respect to the HostPro Business or Intellectual Property used in connection therewith, transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to any Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

            (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Parent or split, combine or reclassify any capital stock of Parent or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of Parent;

            (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

            (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Parent Common Stock pursuant to the exercise of Parent Options, (ii) shares of Parent Common Stock issuable to participants in the Parent ESPP, (iii) shares of Parent Common Stock issuable to participants in the Parent's 401(k) Plan, and (iv) shares of Parent Common Stock issuable to holders of Parent Warrants, in the case of (i), (ii), (iii) and (iv) (and clauses (v) - (vii) below) consistent with the terms thereof, (v) pursuant to grants of Parent Options to newly hired employees, upon promotions of existing employees, or as part of Parent's annual option grant program, in each case, in the ordinary course of business, consistent with past practice, and not to exceed in the aggregate pursuant to this clause (v), 1,500,000 shares of Parent Common Stock issued pursuant to the Parent Stock Option Plans; (vi) options granted in lieu of the HostPro Options (or Parent's assumption of HostPro Options) in connection with the merger described in Section 6.2(e); and
(vii) any other actions required to implement the Contemplated Parent Actions.

            (g) Cause, permit or propose any amendments to its Articles of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

            (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof (other than any Mutually Agreed Acquisition), or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Parent or enter into any material joint ventures, strategic relationships or alliances;

            (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the HostPro Business;

            (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in the ordinary course of business, consistent with past practice or (ii) pursuant to existing credit facilities, in the ordinary course of business;

            (k) Except as required to comply with any Legal Requirement or as contemplated by this Agreement, with respect to any employees of the HostPro Business, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice providing for compensation and other benefits generally commensurate with similarly situated employees) or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

            (1) Make any material capital expenditures other than capital expenditures contained in the capital budget of Parent approved by Parent prior to the date of this Agreement; PROVIDED, HOWEVER, that Parent may continue to enter into capital leases consistent with past practices;

            (m) Modify, amend or terminate any Parent contract to which Parent or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder, in each case, in a manner that could reasonably be expected to materially adversely affect the HostPro Business and except for severance arrangements for Parent employees associated with the PC Business;

            (n) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property used in the HostPro Business, other than licenses, distribution agreements, advertising agreements, or other similar agreements entered into in the ordinary course of business consistent with past practice;

            (o) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property other than licenses, distribution or other similar agreements entered into in the ordinary course of business consistent with past practice;

            (p) Materially change the pricing of the fees Parent charges for the services offered in connection with the HostPro Business;

            (q) Except as required by GAAP (and except as GAAP permits with respect to accounting for discontinued operations), make any change in accounting methods, principles or practices; or

            (r) Agree in writing or otherwise to take any of the actions described in Section 4.2 (a) through (q) above.


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

            5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; ANTITRUST AND OTHER FILINGS.

            (a) As promptly as practicable after the execution of this Agreement, Company and Parent will prepare and file with the SEC, the Proxy Statement/Prospectus and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and each of Company and Parent will cause the Proxy

Statement/Prospectus to be mailed to its respective shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Promptly after the date of this Agreement, each of the Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "ANTITRUST FILINGS") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). The Company and Parent each shall promptly supply the other with any information that may be required in order to effectuate any filings pursuant to this Section 5.1.

            (b) Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Antitrust Filing or Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company and/or Parent, such amendment or supplement.

      5.2   MEETING OF COMPANY SHAREHOLDERS.

            (a) Promptly after the date hereof, Company will take all action necessary in accordance with the Georgia Law and its Articles of Incorporation and Bylaws to convene the Company Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger. Subject to Section 5.2(c), Company will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary to secure the vote or consent of its shareholders required by the rules of the Nasdaq Stock Market or Georgia Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Company's shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company

Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders' Meeting (provided that no such adjournments shall collectively be for more than a total of 30 days, provided that such amendment or supplement is duly circulated prior to expiration of such 30 day period). Company shall ensure that the Company Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Shareholders' Meeting are solicited, in compliance with the Georgia Law, its Articles of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or Superior Offer, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger.

            (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall recommend that Company's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Shareholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has unanimously recommended that Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous, provided that for all purposes of this Agreement, an action by the Board of Directors of Company or a committee thereof shall be unanimous if each member of the Board of Directors or such committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

            (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent (a "NOTICE OF SUPERIOR OFFER") advising Parent that the Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within five business days of Parent's receipt of the Notice of Superior Offer, made an offer that the Company's Board of Directors by a majority vote determines in its good faith judgment (based on the written advice of a financial advisor of national standing) to be at least as favorable to Company's shareholders as such Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the

Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's shareholders under applicable law and (v) Company shall not have violated any of the restrictions set forth in Section 5.4 or this
Section 5.2. Company shall provide Parent with at least three business days prior notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than twenty-four hours) of any meeting of the Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider any Acquisition Proposal (as defined in Section 5.4) to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 5.2(c) shall limit the Company's obligation to hold and convene the Company Shareholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified). For purposes of this Agreement, "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of the Company, on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on the written advice of a financial advisor of national standing) to be more favorable to the Company shareholders than the terms of the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of the Company's Board of Directors (based on the advice of its financial advisor) to be obtained by such third party on a timely basis.

                  (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

      5.3   MEETING OF PARENT SHAREHOLDERS.

            (a) Promptly after the date hereof, Parent will take all action necessary in accordance with the Minnesota law and its Articles of Incorporation and Bylaws to convene the Parent Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the Parent Shareholder Approval Matters and such other matters relating to the Contemplated Parent Changes that Parent determines, in consultation with counsel, require Parent shareholder approval under Minnesota law. Parent will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the Parent Shareholder Approval Matters and will take all other action necessary to secure the vote or consent of its shareholders required by the rules of the Nasdaq Stock Market or Minnesota law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Shareholders'

Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Parent's shareholders in advance of a vote on the Parent Shareholder Approval Matters or, if as of the time for which Parent Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders' Meeting (provided that no such adjournments shall collectively be for more than a total of 30 days, provided that such amendment or supplement is duly circulated prior to expiration of such 30 day period). Parent shall ensure that the Parent Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Shareholders' Meeting are solicited, in compliance with the Minnesota law, its Articles of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements.

            (b) (i) The Board of Directors of Parent shall unanimously recommend that Parent's shareholders approve the Parent Shareholder Approval Matters at the Parent Shareholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent has unanimously recommended that Parent's shareholders approve the Parent Shareholder Approval Matters; and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Company, the unanimous recommendation of the Board of Directors of Parent that Parent's shareholders approve the Parent Shareholder Approval Matters. For purposes of this Agreement, said recommendation of the Board of Directors of Parent shall be deemed to have been modified in a manner adverse to Company if said recommendation shall no longer be unanimous, provided, that for all purposes of this Agreement, an action by the Board of Directors of Parent or a committee thereof shall be unanimous if each member of the Board of Directors of Parent or such committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

                  (c) Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

      5.4   NO SOLICITATION.

            (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; PROVIDED, HOWEVER, that notwithstanding the foregoing, prior to the approval of this Agreement and the Merger at the Company Shareholders' Meeting, this Section 5.4(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its subsidiaries to, or entering into discussions or negotiations with, any person or group who has submitted (and not withdrawn) to Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Company reasonably concludes (based on the written advice of a financial advisor of national standing) may constitute a Superior Offer if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's shareholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company's confidential information as the Confidentiality Agreement, (4) Company gives Parent at least three business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Company.

      For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal by a third party relating to: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 50% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

            (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information that Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

      5.5   CONFIDENTIALITY; ACCESS TO INFORMATION.

            (a) CONFIDENTIALITY AGREEMENT. The parties acknowledge that Company and Parent have previously executed a mutual confidential disclosure agreement, dated as of December 15, 2000 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

            (b) ACCESS TO INFORMATION. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. Parent will afford Company and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as Company may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

      5.6 PUBLIC DISCLOSURE. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal or any other transactions expected to be announced in connection therewith and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement and Parent has disclosed to Company Parent's operating results for its second quarter and proposed form of press release with respect thereto.

      5.7   REASONABLE EFFORTS; NOTIFICATION.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be required by this Agreement to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Company or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

            (b) Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3 would not be satisfied, PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2 would not be satisfied, PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

      5.8 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

      5.9   STOCK OPTIONS; ESPP; WARRANTS.

            (a) At the Effective Time, each outstanding Company Option, whether or not then exercisable, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

            (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
Section 5.9 shall be applied consistent with such intent.

            (c) Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to shorten the participation period(s) under such plan that includes the Effective Time (the "CURRENT OFFERINGS") such that a new purchase date for each such participation period shall occur prior to the Effective Time and shares shall be purchased by Company ESPP participants prior to the Effective Time. The Current Offerings shall expire immediately following such new purchase date, and the Company ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new purchase date, Company shall take no action, pursuant to the terms of the Company ESPP, to commence any new offering period.

            (d) At the Effective Time, each outstanding Company Warrant, whether or not then exercisable, will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Company Warrant immediately prior to the Effective Time (including, without limitation, any vesting provisions), except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; and
(ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

      5.10 FORM S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as is reasonably practicable, after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding. This provision creates no third party beneficiary rights.

      5.11  INDEMNIFICATION.

            (a) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, to the fullest extent permitted under applicable law, the individuals who on or prior to the Effective Time were officers or directors of Company (collectively, the "INDEMNIFIED PARTIES") with respect to all acts or omissions by them in their capacities as such or taken at the request of Company or any of its subsidiaries at any time on or prior to the Effective Time. In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, as set forth in this Section
5.11. From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and the Indemnified Parties and any indemnification provisions under Company's Articles of Incorporation or Bylaws as in effect on the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable as those contained in the Articles of Incorporation and Bylaws of Company as in effect on the date of this Agreement (subject to variations required by applicable law), which provisions will not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors or officers of Company, unless such modification is required by law.

            (b) For a period of five years after the Effective Time, Parent will procure directors' and officers' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those applicable to the current directors and officers of Company; PROVIDED, HOWEVER, that in no event will Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium) (or in the case of a lump sum payment for tail coverage for such entire five year period, in excess of $1,500,000).


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


            (c) This Section 5.11 shall survive the consummation of the Merger, is intended to benefit Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties. The obligations of Parent under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.11 applies without the consent of the affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.11 applies shall be third party beneficiaries of this
Section 5.11).

      5.12 PARENT SHAREHOLDER APPROVAL MATTERS. Parent will submit to its shareholders for consideration at the Parent Shareholders' Meeting a proposal to
(i) approve the issuance of stock pursuant to the Merger (incorporating approval to amend the Parent's Articles of Incorporation to increase to 200 million the number of shares of Parent's Common Stock authorized) (and in connection therewith approve both the Parent Bylaw Amendment and the Parent Appointment Confirmation) (ii) amend Parent's Articles of Incorporation to change the name of the Parent to Interland, Inc. as of immediately prior to the Effective Time (collectively, "PARENT SHAREHOLDER APPROVAL MATTERS"). Parent shall take the actions required by Section 1.5. In addition, Parent may, notwithstanding any other provision of this Agreement, increase the number of shares issuable pursuant to options granted under the HostPro's 2000 Equity Incentive Plan to 10 million shares, as adjusted, and implement such amendment.

      5.13 NASDAQ LISTING. Parent agrees to seek authorization for listing on the Nasdaq Stock Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, effective upon official notice of issuance.

      5.14 LETTERS OF ACCOUNTANTS. Company and Parent shall use their respective reasonable efforts to cause to be delivered to Parent letters of Company's and Parent's independent accountants, respectively, dated no more than two business days before the date on which the Registration Statement becomes effective (and satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

      5.15 TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

      5.16  CERTAIN EMPLOYEE BENEFITS.

            (a) As soon as practicable after the execution of this Agreement but prior to the Closing Date, Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements, with the objective of Parent providing each Company employee with compensation and benefits that are not less favorable in the aggregate than those provided by Company or any of its affiliates immediately prior to the Closing Date. Company shall terminate any Company Employee Plans immediately prior to the Effective Time if requested by Parent. In addition, Company agrees that it and its subsidiaries shall terminate any and all severance, separation, retention and salary continuation plans, programs or arrangements (other than contractual agreements disclosed on the Company Disclosure Letter) either prior to signing hereof or prior to Closing. Each Company employee shall receive credit for prior service to Company for purposes of determining eligibility for benefits under Parent's employee benefits plans.

            (b) Within 7 days after the execution of this Agreement, (ii) the Company will issue a guarantee of the obligations of Ken Gavranovic to Bear Stearns Co., Inc. to repay a $3,400,000 loan, and (ii) simultaneously with such guarantee, the Company will enter into an agreement with Mr. Gavranovic pursuant to which he will agree to promptly repay to the Company (and after the Effective Time, Parent) any amounts that Company or Parent may pay pursuant to such guarantee, which obligation will be secured by a lien in all the shares of the Company owned by Mr. Gavranovic that is junior only to the lien of Bear Stearns, and he will agree that the Company (and after the Effective Time, Parent) will be entitled to offset any such amounts he may owe to the Company (and after the Effective Time, to the Parent or the Company) against any amounts (whether salary, severance pay, or otherwise) payable at any time by the Company (and after the Effective Time, by Parent or Company) to him.


      5.17 TAX MATTERS. Each of Parent, Merger Sub and Company agrees that it will not take any action, or fail to take any action, which action or failure to act would be reasonably likely to cause the Merger to fail to qualify as a "reorganization" pursuant to the provisions of Section 368 of the Code.

      5.18 BRIDGE LOAN CREDIT FACILITY. Parent and Company shall on the date hereof enter into a Bridge Loan and Security Agreement in the form attached hereto as EXHIBIT 5.18A ("LOAN AGREEMENT"), providing for advances to be made thereunder on the terms and subject to the conditions therein specified. Among other provisions, the Loan Agreement provides for advances thereunder, if Closing is delayed beyond June 30, 2001 provided that Company is not primarily responsible for such delay and Parent has not notified Company of such fact prior to such date ("NOTICED COMPANY DELAY") and provided Company is not in material default under this Agreement which default is by its nature not curable or which default is curable but is not cured within 10 days after the giving of written notice thereof ("MATERIAL DEFAULT"), in the maximum aggregate amount of $10,000,000 or, if Closing is delayed beyond August 31, 2001 provided that there is no Noticed Company Delay (noticed prior to August 31) and provided that Company is not in Material Default under this Agreement, in the maximum aggregate amount of $20,000,000 (the "BRIDGE LOAN"), with the obligation to repay each advance thereunder being evidenced by an interest bearing promissory note in the form of EXHIBIT 5.18B (calling for a term of six months from the date of termination of this Agreement, provided that if the Agreement is terminated by Company pursuant to Section 7.1 (a), (b), (c), (d), (e) or (i) the note shall be due and payable immediately) and with the Bridge Loan being secured as provided in the Loan Agreement. The aggregate amount of all amounts due under the Loan Agreement is herein referred to as the "AGGREGATE BRIDGE LOAN AMOUNT". The Loan Agreement shall be conformed to the extent it is inconsistent with this Section 5.18. Notwithstanding any other provisions of this Agreement, if the dispute resolution process set out in Section 1.6 delays the Effective Time beyond the initially scheduled date therefore (as set forth in the Registration Statement) for the respective meetings of Parent shareholders and Company shareholders contemplated by Sections 5.2 and 5.3 hereof, then Parent will have no obligation to advance more than an aggregate of $5,000,000 under the Loan Agreement.

      5.19 PARENT OWNERSHIP OF COMPANY CAPITAL STOCK. Parent hereby acknowledges and agrees that it does not own any shares of Company Common Stock or other capital stock of the Company. Parent further agrees that it will not acquire any shares of Company Common Stock prior to the Effective Time.

      5.20 ANTI-TAKEOVER MEASURES. After Closing, Parent's Board of Directors shall in good faith evaluate the adoption of a shareholder rights plan and other standard anti-takeover measures.

      5.21 REGISTRATION RIGHTS. Concurrently with the execution of this Agreement, Parent, Company and MTI will enter into the New Registration Rights Agreement in the form attached as EXHIBIT 5.20A ("NEW REGISTRATION RIGHTS AGREEMENT"). Company will exercise its best efforts to cause the Founder Parties and the Existing Holders to enter into the Amended Registration Rights Agreement in the form attached as EXHIBIT 5.20B ("AMENDED REGISTRATION RIGHTS AGREEMENT") prior to the Effective Time, and Parent shall enter into, and shall cause MTI to enter into, the same. The Amended Registration Rights Agreement is similar in form to the existing Company Registration Rights Agreement between Company and certain of its existing investors and warrant holders ("EXISTING HOLDERS"), but has been amended (which amendment would require the consent of such Existing Holders) to add Ken Gavranovic, Waldemar Fernandez and the Company's other current officers and directors (collectively "FOUNDER PARTIES"), Parent, and MTI, as parties, and to amend that agreement to apply to Parent securities held by such parties after the Merger (regardless of whether Parent would otherwise be required to assume or be bound by the existing Company Registration Rights Agreement by virtue of the Merger, which Parent does not concede), and to clarify that in the event of underwriter cutbacks, Founder Parties will be cut back first, then other former Company stockholders and warrant holders, and then MTI.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

      6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

            (a) COMPANY SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been approved, by the requisite vote of the shareholders of Company under applicable law and the Company Charter Documents.

            (b) PARENT SHAREHOLDER APPROVAL. The Parent Shareholder Approval Matters shall have been approved by the requisite vote of the shareholders of Parent under applicable law and the Parent Charter Documents.

            (c) REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

            (d) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated.

      6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect on Parent or the HostPro Business. It is understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

            (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

            (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Parent relating to the HostPro Business shall have occurred since the date of this Agreement and be continuing.

            (d) PARENT BOARD OF DIRECTORS. All actions necessary in order for the New Directors nominated solely by the Company (and if a third nominee is mutually agreed and accepts such nomination, such jointly nominated New Director) to become members of the Parent Board of Directors, and to adopt the Parent Bylaw Amendment and to effect the Parent Appointment Confirmation, upon the Effective Time shall have occurred.

            (e) KEY EXECUTIVE. The Employment Agreement between Parent and Ken Gavranovic executed concurrently herewith but effective as of the Effective Time ("EMPLOYMENT AGREEMENT") shall not have been terminated by Parent and Parent shall have appointed Mr. Gavranovic as Vice Chairman of Parent as of the Effective Time.

            (f) MTI SHAREHOLDER AGREEMENT; SHAREHOLDER AGREEMENT. MTI and Parent, shall have executed the MTI Shareholder Agreement in the form attached hereto as EXHIBIT 6.2(g)(1) ("MTI SHAREHOLDER AGREEMENT") and the Shareholder Agreement in the form attached hereto as EXHIBIT 6.2(g)(2) ("SHAREHOLDER AGREEMENT") to be entered into with Ken Gavranovic and various affiliates of Company who collectively own 38% of the Company's outstanding stock as of the Effective Time ("SHAREHOLDER SIGNITORS").

            (g) PC BUSINESS. Prior to the Effective Time, Parent shall have either entered into a binding agreement to sell the PC Business or announced and commenced the winding down of the PC Business.

      6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect on Company. It is understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

            (b) AGREEMENTS AND COVENANTS. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

            (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement and be continuing.

            (d) NO RESTRAINTS. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel

Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to shareholders or (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such shares.

            (e) CONSENTS. (i) All required approvals or consents of any Governmental Entity or other person in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired) unless the failure to receive any such approval or consent would not be reasonably likely, directly or indirectly, to result in a Material Adverse Effect on Parent and its subsidiaries (including, for the purposes of this condition, Company and its subsidiaries), taken as a whole, and
(ii) all such approvals and consents that have been obtained shall be on terms that are not reasonably likely, directly or indirectly, to result in a Material Adverse Effect on Parent and its subsidiaries (including, for the purposes of this condition, Company and its subsidiaries), taken as a whole.

            (f) KEY EXECUTIVE. Ken Gavranovic shall have accepted employment with the Surviving Company pursuant to the Employment Agreement as of the Effective Time and shall have accepted a position as Vice Chairman of Parent.

            (g) MTI SHAREHOLDER AGREEMENT; SHAREHOLDER AGREEMENT. The Shareholder Signitors shall have entered into the MTI Shareholder Agreement and the Shareholder Agreement.

            (h) ASSUMPTION OF HOSTPRO OPTIONS BY MERGER. All options, whether or not then exercisable, to purchase shares of stock of HostPro, Inc., a wholly owned subsidiary of Parent ("HOSTPRO") issued under the HostPro Incentive Plan 1 or the HostPro Incentive Plan 2 (the "HOSTPRO OPTIONS") shall have been converted into options to purchase Parent Common Stock by virtue of the merger of HostPro with and into a wholly owned subsidiary of Parent and Parent's assumption of such options. Each HostPro Option so converted and assumed by Parent by virtue of such merger will continue to have, and be subject to, the same terms and conditions set forth in the applicable HostPro Incentive Plan (including, without limitation, any repurchase rights or vesting provisions), except that (i) each HostPro Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of HostPro Common Stock that were issuable upon exercise of such HostPro Option immediately prior to the effective time of such merger multiplied by 0.5715 (the "HOSTPRO EXCHANGE RATIO"), rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such converted and assumed HostPro Option will be equal to the quotient determined by dividing the exercise price per share of HostPro Common Stock at which such HostPro Option was exercisable immediately prior to the effective time of such merger by the HostPro Exchange Ratio, rounded up to the nearest whole cent and (iii) provisions thereof prohibiting exercise of HostPro options prior the earlier of 5 years or the filing of a registration statement on Form S-1 with respect to HostPro capital stock shall be deemed satisfied (by virtue of now having registered Parent securities) and terminated. Continuous employment with HostPro, Parent's parent entity, Parent, or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed HostPro Options after the effective time of such merger.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

      7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the shareholders of Company or Parent:

            (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

            (b) by either Company or Parent if the Merger shall not have been consummated by November 30, 2001 for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and provided, further upon a Termination Date Adjustment by Parent pursuant to
Section 1.6(a)(ii), the foregoing date shall automatically be deemed to be September 30, 2001.

            (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

            (d) by either Company or Parent, if the approval of the Merger by the shareholders of Company shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company shareholders duly convened therefore or at any adjournment thereof permitted hereunder; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain the Company Shareholder Approvals shall have been caused by (i) the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement or (ii) a breach of the Voting Agreement by any party thereto other than Parent;

            (e) by either Company or Parent, if the Parent Shareholder Approval Matters shall not have been approved by the requisite vote of Parent shareholders by reason of the failure to obtain the respective required votes at a meeting of Parent shareholders duly convened therefore or at any adjournment thereof permitted hereunder; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Parent where the failure to obtain the Parent Shareholder Approvals shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

            (f) by Parent (at any time prior to the approval of the Merger by the required vote of the shareholders of Company) if a Triggering Event (as defined below) shall have occurred;

            (g) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (g) if such breach by Parent is cured during such 30-day period, or if Company shall have materially breached this Agreement); or

            (h) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) for 30 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if such breach by Company is cured during such 30-day period, or if Parent shall have materially breached this Agreement).

            (i) by Company, in the event that Parent's Net Available Cash at Closing (as calculated and adjusted pursuant to Section 1.6(a) hereof) is less than an amount equal to (x) $100,000,000 LESS (y) the Aggregate Bridge Loan Amount (as defined in Section 5.18); PROVIDED that the right to terminate pursuant to this Section 7.1(i) shall terminate in the event that more than $10,000,000 is advanced to Company under the Bridge Loan; and provided further that such right may not be exercised if MTI by means of a capital contribution tops up the Parent's Net Available Cash at Closing to $100,000,000 less the Aggregate Bridge Loan Amount.

            For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) Company shall have entered into any letter of intent of similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) Company shall have materially breached any of the provisions of Sections 5.2 or 5.4; or (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

      7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any proper termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      7.3   FEES AND EXPENSES.

            (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

            (b) COMPANY PAYMENTS. In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(d), 7.1(f) or 7.1(h), the Company shall promptly, but in no event later than two days after the date of such termination, in addition to paying the Aggregate Bridge Loan Amount pursuant to the Bridge Loan, pay Parent a fee in immediately available funds in an amount equal to the sum of (x) three million five hundred thousand dollars ($3,500,000.00) plus (y) the Aggregate Bridge Loan Amount (but not to exceed an additional $2,100,000.00 dollars, thereby increasing such fee due under clauses (x) and (y) to a maximum of $5,600,000) (the "TERMINATION FEE"); PROVIDED, that in the case of a termination under Section 7.1(d) prior to which no Triggering Event has occurred or under Section 7.1(h) (and for the avoidance of doubt a termination under Section 7.1(f) shall not be construed to be a termination under Section 7.1(h), (i) such payment shall be made only if
(A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (B) within 12 months following the termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or the Company enters into an agreement providing for a Company Acquisition and such Company Acquisition is later consummated with the person (or another person controlling, controlled by, or under common control with, such person) with whom such agreement was entered into (regardless of when such consummation occurs if the Company has entered into such an agreement within such 12-month period), and
(ii) such payment shall be made promptly, but in no event later than two days after the consummation of such Company Acquisition (regardless of when such consummation occurs if the Company has entered into such an agreement within such twelve-month period). Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

            For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or the parent thereof, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

            (c) PARENT PAYMENTS. In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(e) due to failure of Parent to obtain the requisite approval for the Merger, Parent shall promptly, but in no event later than two days after the date of such termination, pay Company a fee in immediately available funds in an amount equal to three million five hundred thousand dollars ($3,500,000.00); PROVIDED, that such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced a proposal to make a Parent Acquisition and (B) within 12 months following the termination of this Agreement, either a Parent Acquisition (as defined below) is consummated, or the Parent enters into an agreement providing for a Parent Acquisition and such Parent Acquisition is later consummated with the person (or another person controlling, controlled by, or under common control with, such person) with whom such agreement was entered into (regardless of when such consummation occurs if the Parent has entered into such an agreement within such 12-month period), and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of such Parent Acquisition (regardless of when such consummation occurs if the Parent has entered into such an agreement within such twelve-month period). Parent acknowledges that the agreements contained in this Section 7.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Company would not enter into this Agreement. Accordingly, if the Parent fails to pay in a timely manner the amount due pursuant to this Section 7.3(c), and, in order to obtain such payment, Company makes a claim that results in a judgment against the Parent for the amount set forth in this Section 7.3(c), Parent shall pay to Company its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 7.3(c) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(c) shall not be in lieu of damages incurred in the event of breach of this Agreement.

            For the purposes of this Agreement, "PARENT ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement and other than any of the Contemplated Parent Changes); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Parent pursuant to which the shareholders of the Parent immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or the parent thereof, (ii) a sale or other disposition by the Parent of assets representing in excess of 50% of the aggregate fair market value of the Parent's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Parent.

      7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

      7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

      8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

      8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

                  (a)   if to Parent or Merger Sub, to:

                        Micron Electronics, Inc.
                        900 East Karcher Road
                        Nampa, ID 83687
                        Attention: President
                        Facsimile No.: 208-898-3424

                        with a copy to:

                        Fenwick & West LLP
                        Two Palo Alto Square
                        Palo Alto, California 94306
                        Attention: David W. Healy
                        Facsimile No.: 650-494-1417

                  (b)   if to Company, to:

                        Interland, Inc.
                        101 Marietta Street
                        Suite 200
                        Atlanta, GA 30303
                        Attention: President
                        Facsimile No.: 404-720-3701

                        with a copy to:

                        Kilpatrick Stockton LLP
                        1100 Peachtree Street
                        Suite 2800
                        Atlanta, GA 30309-4530
                        Attention: David A. Stockton
                        Facsimile No.: 404-815-6624

                  (b)   if to the MEI Shareholder Representative, to:

                        Micron Technology, Inc.
                        8000 S. Federal Way
                        Boise, ID 83707
                        Attention: President
                        Facsimile No.: (208) 368-4242

                        with a copy to:

                        Wilson Sonsini Goodrich & Rosati,
                        Professional Corporation
                        650 Page Mill Road
                        Palo Alto, CA 94304
                        Attention: John A. Fore
                        Facsimile No.: 650-493-6811

      8.3   INTERPRETATION; CERTAIN DEFINED TERMS.

            (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity, except as herein expressly otherwise provided. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

            (b) For purposes of this Agreement, the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the officers or directors of such party has actual knowledge of such matter, after reasonable inquiry of such matter including consultation with counsel as to representations dealing with determination relating to laws or legal matters. For purposes of this definition, the "officers and directors" of Company shall be those person listed as Company officers and directors in the most recent applicable Company SEC Reports.

            (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect results from
(i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner) or (iii) changes in the trading prices for such entity's or its parent's capital stock; or (iv) the announcement of the Merger, or the transactions contemplated by this Agreement; or, (v) in the case of Parent or its Subsidiaries, the Disposition (including any sale of PC Business-related Intellectual Property rights, real property or SpecTek to Parent's parent entity), any sale of the Parent's "SpecTek" business or related assets, any Payment, or any other Contemplated Parent Changes, or the announcement of any thereof, or any changes in Parent's or any Subsidiary's financial condition, results of operation or assets resulting from any thereof, or any such changes resulting from continued operational losses in connection with the PC Business or otherwise resulting primarily from the continued operation of the PC Business or the Parent's SpecTek business, or (vi) in the case of Parent and its Subsidiaries, any failure of Net Available Cash to equal or exceed two hundred million dollars ($200,000,000.00) at Closing.

            (d) For purposes of this Agreement, amounts, changes, increases, events, assets, agreements, contracts or licenses exceeding $100,000.00 in value shall be deemed "MATERIAL;" PROVIDED, HOWEVER, that only claims, obligations or other liabilities exceeding $250,000.00 in value shall be deemed a "MATERIAL LIABILITY."

            (e) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

            (f) For purposes of this Agreement, "SUBSIDIARY" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

      8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 1.12 and in Section 5.11.

      8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

      8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

      8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.



                                    MICRON ELECTRONICS, INC.


                                    By: /s/ Joel J. Kocher
                                        ----------------------------------------
                                        Joel J. Kocher, Chairman and Chief
                                        Executive Officer


                                    IMAGINE ACQUISITION CORPORATION


                                    By: /s/ Joel J. Kocher
                                        ----------------------------------------
                                        Joel J. Kocher, Chairman and Chief
                                        Executive Officer


                                    INTERLAND, INC.


                                    By: /s/ Kenneth Gavranovic
                                        ----------------------------------------
                                        Kenneth Gavranovic, President and Chief
                                        Executive Officer











                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]